                                                                     Exhibit 2.1


================================================================================

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JULY 27, 2000

                                      AMONG

                       CIVIC COMMUNICATIONS CORPORATION II

                      ITS COMMON AND PREFERRED STOCKHOLDERS

                                       AND

                      COSMOS BROADCASTING CORPORATION STOCK
                               PURCHASE AGREEMENT

================================================================================

                                TABLE OF CONTENTS


SECTION 1:  CERTAIN DEFINITIONS..................................................................................1
         1.1      Terms Defined in this Section..................................................................1
         1.2      Terms Defined Elsewhere in this Agreement......................................................7
         1.3      Clarifications.................................................................................8

SECTION 2:  AT CLOSING; PURCHASE PRICE...........................................................................8
         2.1      Agreement to Sell and Buy......................................................................8
         2.2      Purchase Price.................................................................................8
                  (a)   Closing Payment..........................................................................8
                  (b)   Final Payment............................................................................9
         2.3      Determination of Adjustment Items..............................................................9
                  (a)   "Adjustment Items........................................................................9
                  (b)   Preliminary Closing Adjustments.........................................................10
                  (c)   Final Closing Adjustments...............................................................10
                  (d)   Right to Object.........................................................................10
                  (e)   Resolution of Disputes..................................................................11

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF SELLERS AND CIVIC.................................................11
         3.1      Organization and Authority of Preferred Stockholders..........................................11
         3.2      Organization and Authority of the Company.....................................................11
         3.3      Authorization and Binding Obligation..........................................................12
         3.4      Stock.........................................................................................12
         3.5      Absence of Conflicting Agreements; Consents...................................................13
         3.6      Governmental Licenses.........................................................................14
         3.7      Real Property.................................................................................14
         3.8      Personal Property.............................................................................15
         3.9      Contracts.....................................................................................15
         3.10     Intangibles...................................................................................15
         3.11     Title to Properties...........................................................................16
         3.12     Financial Statements..........................................................................16
         3.13     Undisclosed Liabilities.......................................................................16
         3.14     Accounts Receivable...........................................................................16
         3.15     Taxes.........................................................................................17
         3.16     Insurance.....................................................................................18
         3.17     Reports.......................................................................................18
         3.18     Employee Benefit Plans........................................................................18
                  (a)   Disclosure..............................................................................18
                  (b)   Reports.................................................................................19
                  (c)   Compliance..............................................................................19
                  (d)   No Pension Plans........................................................................19
                  (e)   Minimum Coverage........................................................................19
                  (f)   Audits..................................................................................19
                  (g)   Retiree Welfare Benefits................................................................19

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
                  (h)   Financial Disclosure....................................................................20
                  (i)   Liabilities.............................................................................20
                  (j)   Parachutes..............................................................................20
                  (k)   Collective Bargaining; Labor Disputes; Compliance.......................................20
                  (l)   Employees...............................................................................21
         3.19     Claims and Legal Actions......................................................................21
         3.20     Environmental Matters.........................................................................22
         3.21     Compliance with Laws..........................................................................22
         3.22     FIRPTA........................................................................................23
         3.23     Exchange Act; Investment Company Act..........................................................23
         3.24     Conduct of Business in Ordinary Course........................................................23
         3.25     Transactions with Affiliates..................................................................23
         3.26     Broker........................................................................................24

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................24
         4.1      Organization, Standing, and Authority.........................................................24
         4.2      Authorization and Binding Obligation..........................................................24
         4.3      Absence of Conflicting Agreements and Required Consents.......................................24
         4.4      Brokers.......................................................................................24
         4.5      Financing.....................................................................................24
         4.6      Investment Representations....................................................................25
         4.7      No Knowledge of Misrepresentation or Omission.................................................25

SECTION 5:  OPERATION OF THE STATIONS PRIOR TO CLOSING..........................................................26
         5.1      Negative Covenants............................................................................26
                  (a)   Contracts...............................................................................26
                  (b)   Compensation............................................................................26
                  (c)   Encumbrances............................................................................26
                  (d)   Dispositions of Assets..................................................................26
                  (e)   Solicitations...........................................................................27
                  (f)   Mergers.................................................................................27
                  (g)   Indebtedness and Obligations............................................................27
                  (h)   Amendments..............................................................................27
                  (i)   Securities..............................................................................27
                  (j)   Licenses................................................................................27
                  (k)   Programming.............................................................................27
                  (l)   No Inconsistent Action..................................................................27
                  (m)   Waivers.................................................................................27
         5.2      Affirmative Covenants.........................................................................27
                  (a)   Access to and Disclosure of Information.................................................27
                  (b)   Maintenance of Assets...................................................................28
                  (c)   Insurance...............................................................................28
                  (d)   Consents................................................................................28
                  (e)   Books and Records.......................................................................28
                  (f)   Notification............................................................................28
                  (g)   Financial Information...................................................................28

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
                  (h)   Compliance with Laws....................................................................28
                  (i)   Preservation of Business................................................................29
                  (j)   Indebtedness, Accounts Payable, Accrued Expenses and Other Obligations..................29
                  (k)   Capital Improvements....................................................................29
                  (l)   Accounts Receivable.....................................................................29
                  (m)   Licenses................................................................................29
                  (n)   Bank Accounts; Powers of Attorney.......................................................29
                  (o)   New Contracts...........................................................................29

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS....................................................................30
         6.1      FCC Consent...................................................................................30
         6.2      HSR Act Filing................................................................................30
         6.3      Risk of Loss..................................................................................30
         6.4      Confidentiality...............................................................................31
         6.5      Press Releases................................................................................31
         6.6      Cooperation...................................................................................31
         6.7      Control of the Stations.......................................................................32
         6.8      Tax Matters...................................................................................32
         6.9      Audit.........................................................................................37
         6.10     Consulting Agreement..........................................................................37
         6.11     Indemnity Agreement...........................................................................37
         6.12     Existing Litigation...........................................................................37
         6.13     Noncompetition Agreement......................................................................38
         6.14     Employee Incentives...........................................................................38
         6.15     Employee Bonuses..............................................................................38
         6.16     Existing Stockholders Agreement and Voting Trust Agreements...................................38
         6.17     Employees and Benefits........................................................................39
         6.18     Agency Appointments by the Sellers............................................................40
                  (a)   Common Stockholders' Agent..............................................................40
                  (b)   Preferred Stockholders' Agent...........................................................40
                  (c)   Authority...............................................................................40
         6.19     Execution by Henry Estate.....................................................................41
         6.20     D&O Release...................................................................................42
         6.21     Maintenance of Records........................................................................42

SECTION 7:  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS......................................................42
         7.1      Conditions to Obligations of Buyer............................................................42
                  (a)   Representations and Warranties..........................................................43
                  (b)   Covenants and Conditions................................................................43
                  (c)   Consents................................................................................43
                  (d)   FCC Consent.............................................................................43
                  (e)   Governmental Authorizations.............................................................43
                  (f)   HSR Act.................................................................................43
                  (g)   Title Reports and Surveys...............................................................43
                  (h)   Environmental Survey....................................................................43

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
                  (i)   Tax, Lien and Judgment Searches.........................................................44
                  (j)   Deliveries..............................................................................44
                  (k)   Adverse Change..........................................................................44
         7.2      Conditions to Obligations of Sellers..........................................................44
                  (a)  Representations and Warranties...........................................................44
                  (b)  Covenants and Conditions.................................................................44
                  (c)  Deliveries...............................................................................44
                  (d)  FCC Consent..............................................................................44
                  (e)  HSR Act..................................................................................44

SECTION 8:  CLOSING AND CLOSING DELIVERIES......................................................................45
         8.1      Closing.......................................................................................45
                  (a)   Closing Date............................................................................45
                  (b)   Closing Place...........................................................................45
         8.2      Deliveries by Sellers.........................................................................45
                  (a)   Stock...................................................................................45
                  (b)   Seller Certificates.....................................................................46
                  (c)   Secretary's Certificate.................................................................46
                  (d)   Consents................................................................................46
                  (e)   Estoppel Certificates...................................................................46
                  (f)   Resignations............................................................................46
                  (g)   Corporate, Financial and Tax Records....................................................46
                  (h)   Licenses, Contracts, Business Records, Etc..............................................46
                  (i)   Consulting Agreement....................................................................47
                  (j)   Indemnity Agreement.....................................................................47
                  (k)   Tower Litigation Agreement..............................................................47
                  (l)   Noncompetition Agreement................................................................47
                  (m)   Trust Agreement.........................................................................47
                  (n)   D&O Releases............................................................................47
                  (o)   Opinions of Sellers' Counsel............................................................47
         8.3      Deliveries by Buyer...........................................................................47
                  (a)   Closing Payment.........................................................................47
                  (b)   Officer's Certificate...................................................................47
                  (c)   Secretary's Certificate.................................................................47
                  (d)   Indemnity Agreement.....................................................................48
                  (e)   Tower Litigation Agreement..............................................................48
                  (f)   Buyer Stock Options.....................................................................48
                  (g)   Deposit in the Trust....................................................................48
                  (h)   Opinion of Buyer's General Counsel......................................................48

SECTION 9:  TERMINATION.........................................................................................48
         9.1      Termination by Sellers........................................................................48
                  (a)   Conditions..............................................................................48
                  (b)   Judgments...............................................................................48
                  (c)   Upset Date..............................................................................48
                  (d)   Breach of Agreement.....................................................................48

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
         9.2      Termination by Buyer..........................................................................48
                  (a)   Conditions..............................................................................49
                  (b)   Judgments...............................................................................49
                  (c)   Upset Date..............................................................................49
                  (d)   Interruption of Service.................................................................49
                  (e)   Breach of Agreement.....................................................................49
         9.3      Rights and Obligations on Termination.........................................................49
                  (a)   Surviving Rights and Obligations........................................................49
                  (b)   Withdrawal of Applications..............................................................50
                  (c)   Return of Escrow Amount.................................................................50
                  (d)   Payment of Escrow Amount................................................................50
         9.4      Escrow Deposit................................................................................50
         9.5      Specific Performance..........................................................................50
         9.6      Attorneys' Fees...............................................................................50

SECTION 10:           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.............51
         10.1     Survival......................................................................................51
         10.2     Indemnification by Sellers....................................................................51
         10.3     Indemnification by Buyer......................................................................51
         10.4     Procedure for Indemnification.................................................................52
         10.5     Certain Limitations...........................................................................53
         10.6     Recourse to Indemnity Fund....................................................................53
         10.7     Indemnity Agreement...........................................................................54
         10.8     Reduction of Certain Benefits.................................................................56
         10.9     Subrogation Rights; Right of Set-Off..........................................................56
         10.10    Exclusive Remedy..............................................................................56

SECTION 11:  MISCELLANEOUS......................................................................................56
         11.1     Fees and Expenses.............................................................................56
         11.2     Notices.......................................................................................56
         11.3     Benefit and Binding Effect....................................................................58
         11.4     Further Assurances............................................................................58
         11.5     GOVERNING LAW.................................................................................58
         11.6     Headings......................................................................................58
         11.7     Entire Agreement..............................................................................58
         11.8     Waiver of Compliance; Consents................................................................59
         11.9     Severability..................................................................................59
         11.10    Counterparts; Facsimiles......................................................................59
         11.11    Schedules.....................................................................................59

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 This STOCK PURCHASE AGREEMENT is dated as of July 27, 2000, by and among CIVIC
   COMMUNICATIONS CORPORATION II, a Delaware corporation ("CIVIC"), the Common
         Stockholders of Civic listed on Schedule 1 hereto (the "COMMON STOCKHOLDERS"), the Preferred Stockholders of Civic listed on Schedule 1 hereto (the "PREFERRED STOCKHOLDERS" and, together with the Common Stockholders, "SELLERS"), and COSMOS BROADCASTING CORPORATION, a South
                         Carolina corporation ("BUYER").


                                R E C I T A L S:

         A. Sellers own all the outstanding capital stock of Civic.

         B. Civic owns all of the outstanding capital stock of TV-3, Inc., a Mississippi corporation ("TV-3, INC."), which, in turn, owns all of the outstanding capital stock of Civic License Holding Company, Inc., a Delaware corporation ("LICENSECO").

         C. Civic, together with TV-3, Inc. and LicenseCo (collectively, the "COMPANY"), owns and operates television stations WLBT-TV, Jackson, Mississippi, KLTV-TV, Tyler, Texas, and KTRE-TV, Lufkin, Texas (operated as a satellite of KLTV-TV), pursuant to licenses issued by the Federal Communications Commission (the "FCC").

         D. Sellers desire to sell and Buyer desires to buy all the outstanding capital stock of Civic, for the price and on the terms and conditions hereinafter set forth.

                              A G R E E M E N T S:

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

                         SECTION 1: CERTAIN DEFINITIONS

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "ACCOUNTS RECEIVABLE" means the rights of the Company as of the Closing Date to payment for the sale of advertising time and other goods and services by the Stations.

         "AFFILIATE" means any person, corporation or partnership or other entity directly or indirectly, controlling, controlled by or under common control with any Person, or any of its officers, directors, or stockholders. For purposes of the prior sentence, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors, board of managers, or other governing board with similar powers, or (B) owns a majority of the beneficial interests in income and capital of such other Person; and (ii) a general partner shall be deemed to control a limited partnership if such general partner owns a majority of that portion of the beneficial interests in income and capital of such limited partnership owned by all general partners of such limited partnership.

         "AGE DISCRIMINATION IN EMPLOYMENT ACT" means the Age Discrimination in Employment Act of 1967, as amended.

         "ASSETS" means the assets to be owned or held by the Company as of the Closing.

         "CLOSING" means the consummation of the purchase and sale of the Stock pursuant to this Agreement in accordance with the provisions of Section 8.

         "CLOSING DATE" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as in effect from time to time.

         "COMMON STOCK" means Civic's Common Stock, with a par value of $.01 per share, of which 100,000 shares are authorized under its Certificate of Amendment to Restated Certificate of Incorporation.

         "COMPANY" means Civic, TV-3, Inc. and LicenseCo, jointly or severally.

         "COMPENSATION ARRANGEMENT" means any plan or compensation arrangement other than an Employee Benefit Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of the Company or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

         "CONSENTS" means the consents, permits, or approvals of any Government Authority and other third parties necessary to transfer the Stock to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "CONSULTING AGREEMENT" means the Consulting Agreement to be entered into at the Closing between Civic and Donald J. Manzer, in the form of Exhibit A.

         "CONTRACTS" means all the deeds, leases (including leases for personal or real property and employment agreements), contracts, non-governmental licenses, and other agreements, written or oral (including any amendments and other modifications thereto) to which the Company is a party or that are binding upon the Company and that relate to or affect the Assets or the business or operations of the Stations, and (a) that are in effect on the date of this Agreement or (b) that are entered into by the Company between the date of this Agreement and the Closing Date, subject to the terms hereof.

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "EMPLOYEE BENEFIT PLANS" means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA which is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contribute or otherwise are bound.

         "ENCUMBRANCES" means any pledge, claim, liability, mortgage, lien, charge, encumbrance, restriction on transfer, or security interest of any kind or nature whatsoever.

         "ENFORCEABILITY EXCEPTIONS" means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and by the application of general principles of equity.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any trade or business affiliated with the Company under Sections 414(b),(c),(m) or (o) of the Code.

         "ESCROW AGENT" means the Escrow Agent named in the Escrow Agreement.

         "ESCROW AGREEMENT" means the Escrow Agreement being entered into among Buyer, Civic, and the Escrow Agent on the date hereof.

         "ESCROW AMOUNT" means the sum of the Escrow Deposit, and all interest or earnings accrued thereon.

         "ESCROW DEPOSIT" means the sum of Two Million Dollars ($2,000,000), which is being deposited by Buyer with the Escrow Agent in immediately available funds on the date hereof to secure the obligations of Buyer to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement.

         "FCC CONSENT" means action by the FCC granting (i) its consent to the transfer of control of the Company as contemplated by this Agreement and (ii) its consent to the continued operation of KTRE-TV as a satellite station of KLTV-TV and hence exempt from Section 73.3555 of the FCC's Rules pursuant to
Note 5 thereto (47 C.F.R.
Section 73.3555, Note 5).

         "FCC LICENSES" means those licenses, permits, waivers and authorizations issued by the FCC to the Company in connection with the business and operations of the Stations.

         "FTC" means the Federal Trade Commission.

         "FINAL ORDER" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORITY" means any federal, state or local governmental authority or instrumentality, including any court, tribunal or administrative or regulatory agency, department, bureau, commission or board.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

         "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money, including principal, interest or other amounts payable with respect thereto; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business on ordinary terms, and
(ii) payments under film or programming license agreements, with customary payment terms entered into in the ordinary course of business); (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossessions or sale of such property); (e) all interest rate exchange or swap agreements, reverse swap agreements, interest rate cap or collar protection agreements, and other similar agreements; (f) all capitalized lease obligations, excluding the Company's studio lease obligation;
(g) any amounts in the nature of prepayment penalties or other fees or expenses that are required to be paid under the terms of any instruments with respect to the refinancing or satisfaction of any indebtedness referred to in clauses (a) through (f) above, or the change of control of the Company; (h) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all guaranty obligations in respect of indebtedness or obligations of another Person that is not included in the Company of the kinds referred to in clauses (a) through (f) above.

         "INDEMNITY AGREEMENT" means the Indemnity Agreement to be executed and delivered at the Closing by Buyer, CS Agent (as agent for and on behalf of the Common Stockholders), PS Agent (as agent for and on behalf of the Preferred Stockholders), and the Escrow Agent, substantially in the form of Exhibit B.

         "INDEMNITY FUND" means the sum of Eight Million Dollars ($8,000,000), which shall: (i) comprise the sum of (A) the Escrow Amount held by the Escrow Agent as of Closing under the terms of the Escrow Agreement, plus (B) the difference between Six Million Three Hundred Eighty Thousand Seven Hundred Ninety Three Dollars ($6,380,793) and the Escrow Amount as of Closing, to be deposited by Buyer with the Escrow Agent at Closing pursuant to Section 2.2(a) and in accordance with the Indemnity Agreement, plus (C) the aggregate amount of One Million Six Hundred Nineteen Thousand Two Hundred Seven Dollars ($1,619,207), to be deposited with the Escrow Agent pursuant to the terms of
Section 10.7(b) hereof by the Company or the Trust, plus (D) any interest or other income earned thereon after Closing, (ii) be held and disbursed by the Escrow Agent after Closing in accordance with the terms of the



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

Indemnity Agreement, and (iii) be adjusted after Closing in accordance with
Section 10.7. Accordingly, the Indemnity Fund as of Closing shall be Six Million Three Hundred Eighty Thousand Seven Hundred Ninety Three Dollars ($6,380,793).

         "INTANGIBLES" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed and that are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "KEYBANK" means, collectively, KeyBank National Association and the other lenders and Persons that are signatories to the KeyBank Credit Documents or to which the Company is otherwise obligated under any of the KeyBank Credit Documents.

         "KEYBANK CREDIT DOCUMENTS" means the Credit Agreement dated December 31, 1996, among TV-3, Inc., KeyBank National Association, and certain other lenders that are signatories thereto, and all promissory notes or similar instruments, security agreements, mortgages and other collateral documents, interest rate exchange or swap agreements, reverse swap agreements, interest rate cap or collar protection agreements, and other agreements entered into by the Company relating thereto.

         "KEYBANK INDEBTEDNESS " means all Indebtedness of the Company arising under or with respect to the KeyBank Credit Documents.

         "KNOWLEDGE" means and includes the actual knowledge of Frank E. Melton, Donald J. Manzer, Dan Modisett, Brad Streit and Errol Kapellusch, after reasonable inquiry with each of the other Common Stockholders.

         "LEGAL REQUIREMENTS" means applicable common law and any applicable statute, permit, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable, order, judicial decision, decree or judgment which may have been handed down, adopted or imposed by any Governmental Authority, all as in effect from time to time.

         "LICENSES" means all licenses, permits, construction permits, and other authorizations issued by the FCC (including the FCC Licenses), the Federal Aviation Administration, or any other Governmental Authority to the Company, currently in effect and used in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise) or prospects of the Company, taken as a whole.

         "MATERIAL CONTRACT" means any contract, lease, non-governmental license, agreement, or commitment, except for any contract, lease, non-governmental license, agreement, or commitment, (i) the obligations under which will be fully performed prior to Closing; (ii) entered into, for film or programming, in the ordinary course of business and not involving a commitment in excess of $10,000 per year or having a term in excess of one year; or (iii) with respect to anything other than film or programming, entered into in the ordinary course of business and not involving a commitment in excess of $10,000 or having a term in excess of one year; provided, however, that for purposes of Sections 5.1(a)(1) and 7.1(c) hereof, the dollar amounts set forth in clauses
(ii) and (iii) shall be $25,000.

         "MULTIEMPLOYER PLAN" means an employee plan within the meaning of
Section 3(37) of ERISA.

         "MULTIPLE EMPLOYER PLAN" means an employee plan within the meaning of
Section 4063 of ERISA.

         "NONCOMPETITION AGREEMENT" means the Noncompetition Agreement to be entered into at the Closing by each of Frank E. Melton, Donald J. Manzer, Dan Modisett, Francine S. Thomas, Brad Streit, Shelly Martin, and Errol R. Kapellusch, in favor of the Company, in the form of Exhibit C.

         "PERSON" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

         "PERMITTED ENCUMBRANCES" means (i) liens for current taxes and other government charges not yet due and payable or are being contested in good faith in appropriate proceedings, (ii) inchoate landlord's, materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the ordinary course of business, (iii) recorded easements, rights-of-way, and other restrictions of record on the Real Property and unrecorded easements and rights-of-way, which do not have an adverse effect on the use, marketability, or value of any material Asset or interfere with its use in the operation of the Stations, (iv) Encumbrances associated with the KeyBank Credit Documents which shall be removed or terminated at or prior to Closing, and (v) those other Encumbrances described on Schedule 1.1 which are designated thereon by Buyer as being acceptable thereto.

         "PERMITTED STOCK ENCUMBRANCES" means (i) any Encumbrances arising under the terms of the Stockholders Agreement (which shall be terminated at Closing), and (ii) Encumbrances associated with the KeyBank Credit Documents which shall be removed or terminated at or prior to Closing.

         "PERSONAL PROPERTY" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other personal property owned by the Company that is used or useful in the conduct of the business or operations of the Stations, plus such additions thereto and less such deletions therefrom (subject to the terms hereof) occurring in the ordinary course of business between the date hereof and the Closing Date.

         "PREFERRED STOCK" means Civic's Non-Voting Convertible Preferred Stock, with a par value of $1.00 per share, of which 5,912 shares are authorized under its Certificate of Amendment to Restated Certificate of Incorporation.

         "REAL PROPERTY" means all of the fee estates and buildings and other improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are used or held for use by the Company in the business or operations of the Stations, plus such additions thereto between the date hereof and the Closing Date.

         "STATIONS" means television stations WLBT-TV, Jackson, Mississippi, KLTV-TV, Tyler, Texas, and KTRE-TV, Lufkin, Texas.

         "STOCK" means all the issued and outstanding shares of Civic's capital stock, consisting of (i) 641.12 shares of Common Stock and (ii) 5911.98 shares of Preferred Stock.

         "TAXES" means any federal, state, or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions.

         "TAX RETURNS" means any federal, state, or local tax return, report, statement and other similar filings required to be filed by Company with respect to Taxes.

         1.2 Terms Defined Elsewhere in this Agreement. In addition to (i) the defined terms in the preamble, recitals and Section 1.1 hereof, or (ii) certain defined terms used solely within a single section hereof, the following is a list of terms used in this Agreement and a reference to the section hereof in which such term is defined:


           Term                                       Section
-----------------------------                     ---------------
Adjustment Items                                  Section 2.3(a)
Audit                                             Section 6.9
Auditors                                          Section 6.9
Buyer Stock Options                               Section 6.14
Call                                              Section 6.17(b)
Civic Stock Options                               Section 3.4(a)
Claimant                                          Section 10.4(a)
Closing Balance Sheet                             Section 2.3(d)
CS Agent                                          Section 6.18(a)
Confidentiality Agreement                         Section 5.2(a)
D&O Release                                       Section 6.20
Financial Statements                              Section 3.12
Henry Estate                                      Section  6.19
Indemnifying Party                                Section 10.4(a)
Lawsuit                                           Section 6.12
Option Holder                                     Section 6.15
PS Agent                                          Section 6.18(b)
Preliminary Balance Sheet                         Section 2.3(c)
Purchase Price                                    Section 2.2

Put                                               Section 6.17(b)
Stockholders Agreement                            Section 3.4(a)
Tower Litigation Agreement                        Section 6.12
Trust                                             Section 6.17(c)
Trust Agreement                                   Section 6.17(c)
Unpaid Taxes                                      Section 6.8(a)

         1.3 Clarifications. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is both conjunctive and disjunctive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a section, schedule, or exhibit is a reference to a section of this Agreement or a schedule or exhibit hereto, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                     SECTION 2: AT CLOSING; PURCHASE PRICE

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the Stock, free and clear of any Encumbrances, other than Permitted Stock Encumbrances.

         2.2 Purchase Price. The purchase price for the Stock (the "PURCHASE PRICE") shall be Two Hundred and Four Million Dollars ($204,000,000), (i) adjusted by the Adjustment Items determined as of the Closing Date in accordance with Section 2.3 hereof, and (ii) minus the amount of the Indemnity Fund as of Closing. The Purchase Price shall be paid by Buyer to Sellers in the proportions shown on Schedule 1, as follows:

                  (a) Closing Payment. Buyer shall pay or cause to be paid to Sellers at the Closing the amount of the Purchase Price estimated by Buyer and Sellers as of Closing with, for such purposes, the Adjustment Items being determined preliminarily as of Closing based on the Preliminary Balance Sheet. Such estimated Purchase Price shall be paid by Buyer to Sellers by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Sellers to Buyer at least three (3) business days prior to the Closing Date. Buyer shall also, pursuant to Section 10.7, deposit with the Escrow Agent at Closing, by federal wire transfer of same-day funds, the amount by which the Indemnity Fund as of Closing exceeds the Escrow Amount. At Closing, Buyer shall also pay by federal wire transfer of same-day funds, (i) to KeyBank all KeyBank Indebtedness (after taking into account any payments by the Company at or prior to the Closing), (ii) to the Preferred Shareholders the amount of the dividends included in the Adjustment Items, and (iii) to the Escrow Agent the balance of the Indemnity Fund as of Closing in accordance with the Indemnity Agreement.

                  (b) Final Payment.

                           (1) If the Purchase Price exceeds the estimated
Purchase Price paid at Closing, then Buyer shall pay to Sellers within five (5) days after the date on which the Adjustment Items are finally determined pursuant to Section 2.3, an amount equal to such excess.

                           (2) If the Purchase Price is less than the estimated
Purchase Price paid at Closing, then Sellers shall pay to Buyer within five (5) days after the date on which the Adjustment Items are finally determined pursuant to Section 2.3 an amount equal to such difference.

                  (c) Any payments required pursuant to this Section 2.2(b) shall be (i) by certified or cashier's check, or (ii) at the option of a recipient if it is to be paid an amount exceeding $10,000, by the wire transfer of immediately available federal funds for credit to the recipient, at a bank account designated by the recipient in writing.

         2.3 Determination of Adjustment Items.

                  (a) "ADJUSTMENT ITEMS" means any and all of the following:

                           (1) as reductions to the unadjusted Purchase Price:

                                    (A) all KeyBank Indebtedness;

                                    (B) all obligations of the Company arising
under the terms of the Civic Stock Options, including with respect to any repurchase of such options by Civic subsequent to the Closing, but excluding the amount of the employee bonuses described in Section 6.15 hereof;

                                    (C) all dividends payable by Civic to the
Preferred Stockholders as of the Closing Date; and

                                    (D) all Unpaid Taxes, except that Unpaid
Taxes shall exclude the taxes that have been customarily included by the Company in "accrued expenses" on its balance sheet included in its Financial Statements; and

                           (2) as an increase or a reduction to the unadjusted
Purchase Price, as the case may be:

                                    (A) the unadjusted Purchase Price shall be
(i) increased by the amount, if any, by which the cash contained in the Company's accounts, control of which is transferred to Buyer at Closing, is more than One Million Dollars ($1,000,000), or (ii) reduced by the amount, if any, by which such cash is less than One Million Dollars ($1,000,000); provided, however, that such cash shall exclude any amounts of employee federal income tax, employee state income tax and the employees' share of Federal Insurance Contributions Act (FICA) contributions that have been withheld from employees but not yet deposited with the appropriate Governmental Authority; and

                                    (B) the unadjusted Purchase Price shall be
(i) increased by the amount, if any, by which the Company's capital expenditures (made in compliance with Section 5.2(k)) for the Stations during the period from January 1, 2000, through the Closing Date, shall, on an aggregate basis, be more than the product of $79,167 multiplied by the number of calendar months during such period (with a pro ration for the calendar month in which the Closing shall occur if the Closing shall not be on the last day of a calendar month), or (ii) reduced by the amount, if any, by which such capital expenditures shall, on an aggregate basis, be less than such product; provided, however, that capital expenditures shall not include any amounts expended by the Company to replace, restore or repair Assets suffering casualty losses, confiscation or condemnation, for which the Company bears the risk of loss under Section 6.3 hereof.

                  (b) Preliminary Closing Adjustments. Prior to the Closing, the Company shall prepare and deliver to Buyer the "PRELIMINARY BALANCE SHEET," which shall be an estimated balance sheet of the Company as of the Closing Date, and its determination of the Adjustment Items, estimated as of the Closing Date. The Preliminary Balance Sheet and the determination of Adjustment Items shall be prepared by the Company in good faith, shall be accompanied by (i) all information reasonably necessary to determine the amount of the Adjustment Items, to the extent such amounts can be determined or estimated as of the date of the Preliminary Balance Sheet, and (ii) such other information as may be reasonably requested by Buyer, and shall be certified by an officer of the Company to be true and complete to the knowledge of such officer as of the date thereof.

                  (c) Final Closing Adjustments. Buyer and the Sellers shall request that the Auditors, as part of their obligations under Section 6.9 hereof, prepare and deliver to Buyer and Sellers within ninety (90) days after the Closing Date a "CLOSING BALANCE SHEET," which shall be an audited balance sheet of the Company as of the Closing Date and their determination of the Adjustment Items. The Auditors shall be asked to provide (i) all material information relied upon for their determine of the amount of the Adjustment Items and (ii) such other information as may be reasonably requested by Buyer or Sellers. Buyer and Sellers shall cooperate with the Auditors in the preparation of the Closing Balance Sheet and their determination of Adjustment Items.

                  (d) Right to Object. Buyer shall allow Sellers and their agents access at all reasonable times after the Closing Date to the books, records, accounts, and physical facilities of the Company to allow Sellers to examine the Company's records bearing upon the accuracy of the Closing Balance Sheet and the determination of Adjustment Items. Within twenty (20) days after the date that the Closing Balance Sheet and the determination of Adjustment Items is delivered to Buyer and Sellers by the Auditors pursuant to Section 2.3(c), Buyer and Sellers shall each complete their examination thereof and shall deliver to the Auditors and each other a written report setting forth any proposed adjustments to the determination of the Adjustment Items, or concurring with the Auditors' determination thereof. If both Buyer and the Sellers concur with the Auditors' determination of the Adjustment Items, such determination shall be conclusive and binding on the parties as of the last day of the twenty-day period.

                  (e) Resolution of Disputes. Buyer and Sellers shall use good faith efforts to resolve any dispute involving the amount of the Adjustment Items. If Sellers and Buyer fail to agree on the amount of the Adjustment Items within forty (40) days after Buyer and Sellers receive the Auditors' report pursuant to Section 2.3(c), then Sellers and Buyer agree that either of them may at any time thereafter request KPMG (or if KPMG does not accept the engagement, such other independent public accounting firm of national reputation as is agreed upon by Buyer and Sellers, provided such firm has not been the auditor for either Buyer or the Company during the three-year period prior to its selection) to make the final determination of the Adjustment Items. The decision of such accounting firm shall be final and binding on Sellers and Buyer. The costs and expenses of such firm and their services rendered pursuant to this
Section 2.3(e) shall be borne equally by Sellers and Buyer.

         SECTION 3: REPRESENTATIONS AND WARRANTIES OF SELLERS AND CIVIC

         Sellers and Civic severally (and not jointly except that each Seller shall be liable with respect to any breach of Civic's representations and warranties set forth below) represent and warrant to Buyer as follows, and liability for the breach thereof shall be limited to each Seller's respective share of the Indemnity Fund (except that with respect to the representations and warranties set forth below in Sections 3.1, 3.3, 3.4(b) and 3.5(b), liability for the breach thereof shall be limited to the Seller who breaches such representation and warranty, up to the amount of such Seller's respective share of the Purchase Price (plus, if applicable, any amounts received by such Seller with respect to the Civic Stock Options, including the bonuses described in
Section 6.15), and the other Sellers shall have no liability or responsibility therefor):

         3.1 Organization and Authority of Preferred Stockholders. Each of Alta Communications VI, L.P., Alta Subordinated Debt Partners III, L.P., Alta-Comm S By S, LLC, and BancBoston Ventures, Inc. (i) is a limited partnership, limited liability company, or corporation (as appropriate) duly organized, validly existing, and in good standing, in each case, under the laws of the State of Delaware; and (ii) has the requisite partnership, limited liability company, or corporate (as appropriate) power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.

         3.2 Organization and Authority of the Company. Civic is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of TV-3, Inc. and LicenseCo is a corporation duly organized, validly existing, and in good standing under the laws of Mississippi and Delaware, respectively. The Company has the requisite corporate power and authority to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and where such business is now conducted, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.2, which are all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect . The Company has delivered to Buyer complete and correct copies of the Articles or Certificate of Incorporation, Bylaws, stock records, and corporate minutes of the Company, all as in effect through the date hereof. Except as set forth in the Recitals to this Agreement, the Company does not directly or indirectly own, of record or beneficially, or have the right or obligation to acquire, any equity securities or ownership interests in any corporation, partnership, joint venture or other entity.

         3.3 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by the Preferred Stockholders and Civic have been duly authorized by all necessary limited partnership, limited liability company or corporate (as appropriate) action on the part of the Preferred Stockholders and Civic. This Agreement has been duly executed and delivered by the Sellers and Civic and constitutes the legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the enforceability of this Agreement may be affected by Enforceability Exceptions.

         3.4 Stock.

                  (a) Each of the Sellers holds of record the number of shares of capital stock of Civic set forth beside such Seller's name on Schedule 3.4, free and clear of any Encumbrances except for Permitted Stock Encumbrances. The Stock represents all the issued and outstanding shares of capital stock of Civic and all such shares have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights, other than those contained in the Stockholders' Agreement dated December 31, 1996, by and among Civic and the Sellers (the "STOCKHOLDERS AGREEMENT"). As of the date hereof, no shares of the capital stock of Civic are held in the treasury. Except as disclosed on Schedule 3.4, there are no outstanding or authorized options, warrants, conversion rights, subscription rights, purchase rights, exchange rights, or other rights, contracts, or commitments in existence that could require the Company to issue, sell, or otherwise cause to become outstanding, any of its shares of capital stock other than the options to purchase 1,329.54 shares of Civic's Common Stock granted under the Amended and Restated Civic Management Incentive Plan (the "CIVIC STOCK OPTIONS") which options shall be outstanding and remain unexercised at or as of Closing. As of the Closing Date, the Civic Stock Options shall have been amended, as provided in Section 6.17(b) (with, following such amendment, the term "Civic Stock Options" referring to such amended option agreements and incentive plan), to provide that the Civic Stock Options may be exercised by any Option Holder only after the passage of the remainder of the calendar month in which the Closing occurs and, thereafter, two calendar months and fifteen days. Other than the Civic Stock Options, there are no outstanding options to purchase capital stock of the Company. The Company or the Option Holders have provided Buyer with true and complete copies of the Civic Stock Options. Except for the Stockholders Agreement or the Civic Stock Options, or as disclosed on Schedule 3.4, there are no (i) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, or (ii) voting trust agreements, proxies or other contracts, agreements, or arrangements restricting voting or dividend rights or transferability with respect to any Stock or other shares of capital stock of the Company. The Company has not violated any Legal Requirement in any material respect in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

                  (b) Each Seller owns, and holds legally and beneficially all rights, title and interest in and to, the number of shares of capital stock of Civic set forth beside such Seller's name on Schedule 3.4, free and clear of any Encumbrances except for Permitted Stock Encumbrances. Each Seller that is also an Option Holder owns, and holds legally and beneficially all rights, title and interest in and to, the number of Civic Stock Options set forth beside such Seller's name on Schedule 3.4, free and clear of any Encumbrances except for Permitted Stock Encumbrances and any Encumbrances set forth in the Civic Stock Options.

Except for the Stockholders Agreement or the Civic Stock Options, or as disclosed on Schedule 3.4, no Seller is a party to (i) any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Civic (other than this Agreement), or (ii) any voting trust agreement, proxy, or other contract, agreement, or arrangement restricting voting or dividend rights or transferability with respect to its capital stock of Civic, including for each Option Holder, any capital stock issuable under the Civic Stock Options.

                  (c) Civic owns all of the outstanding shares of capital stock of TV-3, Inc., which, in turn, owns all of the outstanding shares of capital stock of LicenseCo. Schedule 3.4 lists, for each of Civic, TV-3, Inc., and LicenseCo, the stockholders of each entity and the class and number of shares of capital stock owned by each such stockholder.

         3.5 Absence of Conflicting Agreements; Consents.

                  (a) Subject to obtaining the Consents listed on Schedule 3.5, the FCC Consent and to compliance with the HSR Act, if applicable, the execution, delivery and performance by Civic of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles or Certificate of Incorporation or Bylaws of the Company; (iii) will not conflict with, result in a breach of, or constitute a default under any Legal Requirement or ruling of any court or Governmental Authority applicable to the Company, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Contract, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect. Except for the FCC Consent provided for in Section 6.1, compliance with the HSR Act, and the other Consents described in Schedule 3.5, no consent, approval, permit, or authorization of, or declaration to, or filing with any Governmental Authority or any other third party is required by the Company (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Sellers to assign or transfer the Stock to Buyer, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect.

                  (b) Subject to obtaining the Consents listed on Schedule 3.5, the FCC Consent, to compliance with the HSR Act, if applicable, and the consent required for the Henry Estate pursuant to Section 6.19 hereof, the execution, delivery and performance by each Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the partnership or limited liability company agreement, the articles of incorporation and bylaws, (as appropriate) of such Seller if it is a Preferred Stockholder; (iii) will not conflict with, result in a breach of, or constitute a default under any Legal Requirement or ruling of any court or Governmental Authority applicable to such Seller, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect or an adverse effect upon the conveyance to Buyer by such Seller of all rights, title and interests in and to such Seller's Stock, free and clear of all Encumbrances; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any contract or agreement to which such Seller is a party or by which such Seller is bound, such that such Seller cannot perform its obligations under this Agreement and the documents contemplated hereby in all material respects. Except for the FCC Consent provided for in Section 6.1, compliance with the HSR Act, the other Consents described in Schedule 3.5, and the consent required for the Henry Estate pursuant to Section 6.19 hereof, no consent, approval, permit, or authorization of, or declaration to, or filing with any Governmental Authority or any other third party is required by such Seller (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit such Seller to assign or transfer its Stock to Buyer, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect or an adverse effect upon the conveyance to Buyer by such Seller of all rights, title and interests in and to such Seller's Stock, free and clear of all Encumbrances.

         3.6 Governmental Licenses. Schedule 3.6 includes a true and complete list of the Licenses that are material to the operations of the Stations. The Company has made available to Buyer true and complete copies of such Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and the Company is the authorized legal holder of the Licenses. The Licenses listed on Schedule 3.6 comprise all of the licenses, permits, and other authorizations required from any Governmental Authority for the lawful conduct in all material respects of the business and operations of the Stations in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to have a Material Adverse Effect. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations is in accordance in all material respects with the Licenses. Neither Sellers nor the Company has any Knowledge that, under existing law, rules, regulations, policies, and procedures of the FCC, any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course.

         3.7 Real Property. Schedule 3.7 contains a complete and accurate description of all Real Property (including street address or legal description, owner, and the Company's use thereof). The Real Property described on Schedule
3.7 comprises all interests in real property necessary to conduct the business and operations of the Stations as now conducted. Except as described on Schedule 3.7, the Company has good fee simple title to all fee estates included in the Real Property and good title to all other Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. All Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its present use, ordinary wear and tear and damage caused by casualty excepted, and (b) complies in all respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction, except to the extent that the non-compliance could not reasonably be expected to have a Material Adverse Effect. The Company has full legal and practical access to all of the Real Property. Except as disclosed on Schedule 3.7, all towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed on Schedule 3.7. All Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its present use, ordinary wear and tear excepted, and (b) complies in all respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction, except to the extent that the non-compliance could not reasonably be expected to have a Material Adverse Effect.

         3.8 Personal Property. The Personal Property owned or leased by the Company on the Closing Date comprises all items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.8, the Company owns and has good title to each material item of Personal Property and none of the Personal Property owned by the Company is subject to any Encumbrances (except for Permitted Encumbrances). The Personal Property is in good operating condition and repair, and has been appropriately and adequately maintained, ordinary wear and tear excepted. All items of transmitting and studio equipment included in the Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the Stations and any unit auxiliaries thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and in all material respects with all other applicable law.

         3.9 Contracts. Schedule 3.9, as supplemented by the list delivered pursuant to Section 5.2(o), is a true and complete list of all Contracts, except for (i) contracts with advertisers for production or the sale of advertising time on the Stations for cash at rates consistent with past practices and that may be canceled by the Company without penalty on not more than ninety (90) days' notice, and (ii) oral employment contracts and miscellaneous service contracts entered into in the ordinary course of business and terminable by the Company without penalty or further obligation on not more than thirty (30) days' notice, which employment and service contracts do not involve, in the aggregate, post Closing liabilities in excess of $100,000. The Company has delivered to Buyer true and complete copies of all written Material Contracts (including any amendments and other modifications to such Material Contracts), and true and complete descriptions of all oral Material Contracts. Schedule 3.9 also includes a table setting forth, for each Station, the following information with respect to each Contract under which such Station is licensed to broadcast any programming: (a) the identity of the licensed programming, (b) the number of exhibitions thereof originally licensed, (c) the number of exhibitions on such Station then available to the Company, (d) the unpaid license fees on a monthly basis, (e) the expiration of the license, (f) the purchase price for each program, and (g) the purchase price for additional episodes for which the Company may be liable. Other than the Contracts listed on Schedule 3.9, as supplemented by the list delivered pursuant to Section 5.2(o), and the Contracts described in (i) and (ii) above, the Company requires no contract, lease, or other agreement to enable it to carry on its business in all material respects as now conducted. All of the Material Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms, subject to the Enforceability Exceptions. Except as disclosed on Schedule 3.9, other than in the ordinary course of business, the Company has no Knowledge of any intention by any party to any Material Contract (a) to terminate such contract or amend the terms thereof, (b) to refuse to renew the Material Contract upon expiration of its term, or (c) to renew the Material Contract upon expiration only on terms and conditions that are more onerous than those now existing. Except for the need to obtain the Consents listed on Schedule 3.5, the purchase and sale of the Stock in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Material Contracts.

         3.10 Intangibles. Schedule 3.10 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.6) that are required to conduct the business and operations of the Stations as now conducted, all of which are valid and in good standing and uncontested. The Company has made available to Buyer copies of all documents establishing or evidencing the

Intangibles listed on Schedule 3.10. Other than with respect to matters generally affecting the television broadcasting industry and not particular to the Company, the Company has not received any notice or demand alleging that the Company is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending, or to the Knowledge of the Company threatened, with respect thereto.

         3.11 Title to Properties. Except as disclosed in Schedule 3.11, the Company has good title to all of its properties and assets, subject to no Encumbrances, except Permitted Encumbrances.

         3.12 Financial Statements. The Company has furnished Buyer with true and complete copies of audited financial statements of the Company, containing a balance sheet, statement of income, and statement of cash flows as at and for the fiscal years ended December 31, 1997, 1998 and 1999, and an unaudited balance sheet and statement of income as at and for the three months ended March 31, 2000 (collectively, the "FINANCIAL Statements"). The Financial Statements have been prepared by the Company from the books and records of the Company, have been prepared in accordance with GAAP and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Company (which books, records, and accounts are complete and correct), and present fairly, in all material respects, the financial condition of the Company as at their respective dates and the results of operations for the periods then ended. The unaudited Financial Statements have been prepared from the books and records of the Company, have been prepared in a manner consistent with the audited Financial Statements (except for the absence of footnotes), accurately reflect the books, records, and accounts of the Company, and present fairly in all material respects the financial condition of the Company as at their respective dates and the results of operations for the periods then ended. The Company has also furnished Buyer with true and complete copies of the Company's operating and capital budgets for the fiscal year 2000, which budgets were prepared by the Company in the ordinary course of business.

         3.13 Undisclosed Liabilities. Except for: (i) those liabilities which are reflected in the Financial Statements; (ii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 1999, which are reflected in the financial statements for the respective periods in which such liabilities have been incurred; (iii) those liabilities, if any, disclosed on Schedule 3.13 hereto or on any other Schedule pursuant to the effect of Section 11.11 hereof, the Company has no Indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, including any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines that could, in the aggregate, reasonably be expected to have a Material Adverse Effect. No dividends have been declared on any capital stock of the Company which are unpaid, except as provided for in Section IV.A.1 of Civic's Certificate of Incorporation.

         3.14 Accounts Receivable. All Accounts Receivable have arisen from bona fide transactions, and except as set forth in Schedule 3.14, in the ordinary course of its business. Any reserves for doubtful accounts shown on the most recently prepared balance sheet and the balance sheet as of December 31, 1999, are customary in amounts and consistent with the

Company's historical collection experience. Any prepayments of revenue received by the Company have been treated as a reduction of the Company's Accounts Receivable or are included in liabilities on the Company's financial statements.

         3.15 Taxes. Except as set forth in Schedule 3.15:

                  (a) All Tax Returns that are required to be filed by or with respect to the Company under applicable laws and regulations have been filed, and all Taxes shown on such Tax Returns and any other Taxes claimed to be due and owing by any federal, state, or local taxing authority have been adequately reserved for, or properly paid to the extent such Taxes have become due and payable. All such Tax Returns are correct and complete in all material respects. The Company has also paid all Taxes required to be paid but for which no Tax Return was required to be filed, to the extent such Taxes have become due and payable, including but not limited to all deposits of payroll taxes required or customarily made by the Company. The Company has delivered to Buyer true and complete copies of all the federal and state Tax Returns of the Company for the three (3) most recent taxable periods.

                  (b) All Taxes of any material amount for which the Company is liable and that are due and payable or required to be withheld on or before the Closing Date without regard to any extensions (other than such Taxes that are being contested or protested in good faith by appropriate proceedings and for which a reserve or other appropriate provision as required in conformity with GAAP has been made in the financial statements of the Company, whether or not shown or required to be shown on the Tax Returns referred to in subsection (a)), have been or will have been paid or withheld in full on or before the Closing Date, including but not limited to all deposits of payroll taxes required or customarily made by the Company. The Financial Statements for 1999 and 2000 reflect an adequate reserve for all material unpaid Taxes payable by the Company and for all material accrued Taxes of the Company for all taxable periods and portions thereof through the date of such statements (excluding amounts that are attributable to timing differences between book and tax income and also excluding normal fiscal year-end adjustments and accruals). Any unpaid Taxes of the Company for all periods ending on or prior to the Closing Date will be included in the Unpaid Taxes (except as provided in Section 2.3(a)(1)(D).

                  (c) Neither the Company nor any of its Affiliates has waived or been requested to waive any statute of limitations in respect of Taxes of the Company.

                  (d) Except as disclosed to Buyer in connection with the pending Internal Revenue Service audit of the Company's 1997 federal income tax return, which disclosure shall be full and complete as of each date it is delivered and shall be delivered in writing to Buyer on the day before the date of this Agreement and on the day before the Closing Date, no material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns referred to in subsection (a) and all material deficiencies asserted or assessments made as a result of any examinations by taxing authorities have been paid in full or are being contested or protested in good faith by appropriate proceedings.

                  (e) Each of Civic and its Affiliates is a member of the affiliated group of corporations that files a consolidated federal income tax return pursuant to Section 1501 of the

Code of which Civic is the common parent. The Company has no liability for Taxes, whether currently due or deferred, of any other entity or person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (f) Neither Civic nor any of its Affiliates has: (i) any income or gain reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a taxable period ending on or prior to the Closing Date which resulted in a deferred reporting of income or gain from such transaction or from such change in accounting method, (ii) any income or gain that has been deferred as a result of having arisen out of any "intercompany transaction," within the meaning of Section 1.1502-13(b) of the Treasury Regulations, or (iii) any "excess loss account," within the meaning of Section 1.1502-19(a) of the Treasury Regulations, in the stock of any Affiliate.

                  (g) No consent under Section 341(f) of the Code has ever been filed with respect to the Company. The Company will not be required to include any amount in its income or exclude any amount from its deductions in any taxable period ending after the Closing date by reason of a change in method of accounting or use of the installment method of accounting in any period ending on or prior to the Closing Date.

         3.16 Insurance. Schedule 3.16 contains a true and complete list of all insurance policies of the Company currently in full force and effect, and a true and complete list of all surety and performance bonds required in connection with the operation of the Stations. All policies of insurance listed in Schedule
3.16 are in full force and effect. Except for matters relating to, or arising out of, the Lawsuit, during the past three years, no insurance policy of the Company or the Stations has been canceled by the insurer and no application of the Company for insurance has been rejected by any insurer.

         3.17 Reports. All reports and statements that the Stations are currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with. All such reports and statements, as filed, satisfy all applicable Legal Requirements, except for those items the non-satisfaction of which could not reasonably be expected to have a Material Adverse Effect.

         3.18 Employee Benefit Plans.

                  (a) Disclosure. Except for the employee bonuses described in
Section 6.15, each Employee Benefit Plan and Compensation Arrangement is listed in Schedule 3.18, and true and complete copies of any such written Employee Plans and Compensation Arrangements (including any amendments and any related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements also are listed in Schedule 3.18, and accurate descriptions have been furnished to Buyer. Except as disclosed in Schedule 3.18, or as set forth in the documents that the Sellers and Civic are required to provide, and have provided, to the Buyer pursuant to this Section 3.18, neither the Company nor any ERISA Affiliate is a party to and does not have in effect or to become effective after the date of this Agreement any plan, arrangement or other scheme which will become an Employee Benefit Plan or Compensation Arrangement (including any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to an Employee Benefit Plan or Compensation Arrangement.

                  (b) Reports. Except with respect to each Employee Benefit Plan that is a "top-hat" plan (as defined in Section 201(2) of ERISA), the Company has furnished to Buyer the Forms 5500 filed for each of the Employee Benefit Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports and any other employer notices (including, governmental filings and descriptions of material changes to Employee Benefit Plans or Compensation Arrangements) relating to the Employee Benefit Plans for the last three (3) plan years, and the current summary plan descriptions. With respect to each "top hat" plan, the Company has furnished to Buyer a copy of any one-time statement required by ERISA Regulation 2520.104-23.

                  (c) Compliance. Each Employee Benefit Plan and Compensation Arrangement has been administered in material compliance with its own terms and in compliance in all material respects with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Legal Requirements.

                  (d) No Pension Plans. Except as described on Schedule 3.18, neither the Company nor any ERISA Affiliate (i) is contributing to, is required to contribute to, or has contributed within the last seven (7) years to, any Multiemployer Plan, Multiple Employer Plan or employee pension benefit plan, as defined under Section 3(2) of ERISA, which was subject to Title IV of ERISA,
Section 302 of ERISA or Section 412 of the Code, (ii) has incurred within the last seven (7) years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA, or (iii) has ever engaged in a transaction to evade liability, as described under Section 4069 or 4212 of ERISA.

                  (e) Minimum Coverage. At all times on or prior to the Closing Date, each Employee Benefit Plan, to the extent such Employee Plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Employee Benefit Plan by the applicable terms of the Code and ERISA.

                  (f) Audits. Except as described on Schedule 3.18, the Company has no Knowledge of the existence of any governmental inspection, investigation, audit or examination of any Employee Benefit Plan or Compensation Arrangement or of any facts which could be reasonably expected to lead the Company to reasonably believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Benefit Plan or Compensation Arrangement pending or, to the Knowledge of the Company, threatened against any of such plan or arrangement, and the Company does not possess any Knowledge of any facts which could give rise to any such action, suit or claim.

                  (g) Retiree Welfare Benefits. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Employee Benefit Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of the Company, except to the extent required by Section 601 et seq. of ERISA and
Section 4980B of the Code ("COBRA").

                  (h) Financial Disclosure. As of December 31, 1999, the Company did not have any material liability under any Employee Benefit Plan or Compensation Arrangement that was not reflected in the Company's audited consolidated balance sheet at such date or disclosed in the notes thereto.

                  (i) Liabilities. Except as set forth on Schedule 3.18, with respect to each Employee Benefit Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Benefit Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Benefit Plan's letter; (ii) no condition or event exists or is expected to occur that could subject, directly or indirectly, the Company or any ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any lien on the assets of any of the Company or any ERISA Affiliate under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other Person; (iii) no prohibited transaction (as such term is defined in Section 4975 of the Code and Sections 406 and 407 of ERISA) has occurred which would subject the Company or any ERISA Affiliate to a tax or penalty on prohibited transactions imposed by either Section 4975 of the Code or
Section 502 of ERISA; (iv) that provides severance or severance like benefits may be terminated by the Company or any ERISA Affiliate without any penalty and without any liability to pay severance benefits in connection with any terminations of employment that occur after the date such Employee Benefit Plan or Compensation Arrangement is terminated; (v) that is a "group health plan," as defined under COBRA, has provided "continuation coverage" to each "covered employee" and "qualified beneficiary" entitled thereto (with each term as defined under COBRA); and (vi) all contributions, premiums, payments or liabilities accrued, in whole or in part, under each Employee Benefit Plan or Compensation Arrangement or with respect thereto as of the Closing have either been paid by the Company on or prior to Closing, or will have been provided for by adequate reserves specifically identified and reflected on the financial statements of the Company as of Closing.

                  (j) Parachutes. Except as disclosed in Schedule 3.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance or unemployment compensation) becoming due to any director or employee of the Company or any ERISA Affiliate, (ii) result in the acceleration of vesting under any Employee Benefit Plan or Compensation Arrangement, or (iii) materially increase any benefits otherwise payable under any Employee Benefit Plan; and any such payment or increase in benefits disclosed in Schedule 3.18 is fully deductible under the Code, including under Sections 162, 280G and 404 thereof.

                  (k) Collective Bargaining; Labor Disputes; Compliance. The Company is not a party to any collective bargaining agreement, or any contract with any union or other labor organization relating to any of its employees. The Company is not currently, nor has been during the last five (5) years, the subject of any certification or decertification drive and, to the

Knowledge of the Company, no such organizing activity is threatened. The Company is not currently, nor has been during the past five (5) years, the subject of any strike, work stoppage, work slowdown, picketing, lockout, boycott, corporate campaign, or other labor dispute relating to the Company nor, to the Knowledge of the Company, is any such activity threatened. Except as reflected on Schedule 3.18, the Company has complied in all material respects with all Legal Requirements relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, discrimination, the payment of social security and other payroll taxes and expenses, and all applicable occupational safety and health acts, laws and regulations. The Company does not have any written or oral contracts of employment with any employees, other than (i) oral agreements terminable at will without penalty or (ii) those listed in Schedule 3.18. No union or other collective bargaining representative claims to represent, has been certified as representing or has requested that the Company recognize such union or collective bargaining representative as representing any of the employees of the Company for collective bargaining purposes. The Company has not recognized, or agreed to recognize, nor is the Company required to recognize any union as the collective bargaining representative for any of its employees, and no union has been certified as representing any Company employees. To its Knowledge the Company is not subject to any investigation or other challenge relating to the misclassification of employees as independent contractors. The Company is not required by any Legal Requirements to comply with any government contractor affirmative action obligation.

                  (l) Employees. Schedule 3.18 sets forth a true and complete list of all employees of the Company showing the following information for each such employee: name, date of hire, current job title or description, and current salary level (including any bonus, commission or deferred compensation arrangements for the current fiscal year). To the Knowledge of the Company, no executive employee (other than Donald J. Manzer) and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company during the period beginning on the date hereof and ending six months after the Closing Date. To the Knowledge of the Company, no employee of the Company or independent contractor is currently in violation of, or has previously violated, or by consummation of the transaction contemplated by this Agreement will violate any restrictive covenants, including any agreements with former employers concerning non-competition with present or former employers relating to, affecting, or in conflict with the current business activities of the Company or the employee's duties to the Company.

         3.19 Claims and Legal Actions. Except (i) as disclosed on Schedule 3.19, (ii) for the Lawsuit, (iii) for the pending tax audit of the Company's 1997 federal income tax return, and (iv) for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to the Company, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the Knowledge of the Company threatened, against or relating to the Company, the Assets, or the business or operations of the Stations. In particular, but without limiting the generality of the foregoing, there are no applications, complaints, or proceedings pending or, to the Knowledge of the Company, threatened (a) before the FCC relating to the business or operations of the Stations other than rule-making proceedings that affect the television industry generally, (b) before any federal or state agency relating to the Company involving charges of illegal discrimination under any federal or state employment laws or regulations, or (c) before any federal, state, or local agency relating to the Company involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.20 Environmental Matters.

                  (a) The Company has complied in all material respects with all Legal Requirements concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such Legal Requirements.

                  (b) The Company has no liability and there is no reasonable basis related to the Company's past or present operations, properties, or facilities for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended), the Occupational Safety and Health Act, as amended, or any other Legal Requirement concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or employee health and safety.

                  (c) The Company has no liability and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee to any substance or condition, or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under common law or pursuant to any statute) against the Company giving rise to any such liability for damage to any site, location, or body of water (surface of subsurface), or for illness or personal injury.

                  (d) Except as described on Schedule 3.20, all properties and equipment of the Company are and have been free of asbestos and asbestos-related products, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

                  (e) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, spilled, leaked, discharged, emitted, or released by the Company on any Real Property. Except as described on Schedule 3.20, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, spilled, leaked, discharged, emitted, or released on any Real Property.

                  (f) Except as described in Schedule 3.20, since 1990 the Company has owned no fee estates which are not included in the Real Property.

         3.21 Compliance with Laws. The Company has complied in all material respects with the terms of the Licenses and all Legal Requirements.

         3.22 FIRPTA. The Company is not, and for the five (5) years preceding the Closing Date has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         3.23 Exchange Act; Investment Company Act. No securities of the Company are required to be registered under Section 12 of the Securities and Exchange Act of 1934, as amended. The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         3.24 Conduct of Business in Ordinary Course. Since December 31, 1999, the Company has conducted its business and operations only in the ordinary course and, except as disclosed in Schedule 3.24, has not during such period:

                  (a) suffered any Material Adverse Effect, including any damage, destruction, or loss affecting any material Assets;

                  (b) except as contemplated by this Agreement or as disclosed in the schedules hereto, made any material increase in compensation payable or to become payable to any of its employees, or any material increases in bonuses, payable or to become payable to any of its employees, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting its employees in general;

                  (c) made any sale, assignment, lease, or other transfer of assets other than in the normal and usual course of business with, when appropriate, suitable replacements being obtained therefor;

                  (d) canceled any material claims held by the Company;

                  (e) made any material changes in any method of the Company's accounting practice, or any amendments to the Company's Articles of Incorporation or Bylaws;

                  (f) suffered any write-down of the value of any Assets in excess of, in the aggregate, $100,000 (except with respect to the value of its syndicated programming in accordance with GAAP and the Company's past practices) or any write-off as uncollectible of any accounts receivable in excess of , in the aggregate, $100,000;

                  (g) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right; or

                  (h) except as contemplated by Section IV.A.1 of Civic's Certificate of Incorporation, made any non-cash dividend or made any other non-cash distribution or payment in respect of, nor effected any subdivision, consolidation, redemption, reclassification, purchase or other recapitalization of, the capital stock of the Company, or declared or authorized any of the foregoing.

         3.25 Transactions with Affiliates. Except as disclosed in the Financial Statements and described on Schedule 3.25, the Company has not been involved in any business arrangement or relationship with any Affiliate of the Company, and no Affiliate of the Company has provided services to the Company, has incurred on behalf of the Company expenses unreimbursed by the Company, or owns any property or right, tangible or intangible, that is used in the business of the Stations.

         3.26 Broker. Neither Sellers or the Company nor any Person acting on their behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

               SECTION 4: REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has the requisite corporate power and authority to execute, deliver, and perform this Agreement in accordance with its terms.

         4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions.

         4.3 Absence of Conflicting Agreements and Required Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) do not conflict with Buyer's organizational documents; and (iii) do not conflict with, result in a breach of, or constitute a default under, any applicable Legal Requirement or ruling of any court or Governmental Authority applicable to Buyer, or any contract or agreement to which Buyer is a party or by which Buyer may be bound, such that Buyer can not perform its obligations hereunder.

         4.4 Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

         4.5 Financing. On the Closing Date, Buyer will have available all of the funds necessary (i) to satisfy its respective obligations under this Agreement and (ii) to pay all the related fees and expenses in connection with the foregoing.

         4.6 Investment Representations. The following "Investment Representations" in no way limit or otherwise modify any of the representations, warranties or covenants made by the Company and/or any Seller, and Buyer is entitled to rely thereon as if none of the following Investment Representations had been made by Buyer.

                  (a) Buyer is acquiring the Stock hereunder for its own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

                  (b) Buyer understands that (x) the Stock has not been registered under the Securities Act or applicable state securities laws, and (y) the Stock must be held by Buyer indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

                  (c) Buyer further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Buyer) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may only afford the basis for sales of securities acquired hereunder only in limited amounts.

                  (d) Buyer is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Company has made available to Buyer or its representatives all agreements, documents, records, and books that Buyer has requested relating to an investment in the Stock which may be acquired by Buyer hereunder. Buyer has had an opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company, concerning the terms and conditions of this investment, and answers have been provided to all of such questions to the full satisfaction of Buyer. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

                  (e) The state in which any offer to purchase shares hereunder was made to or accepted by Buyer is the state shown as Buyer's address in
Section 11.2 hereto.

                  (f) Buyer was not formed solely for the purpose of investing in the Stock.

                  (g) Buyer is able to bear the complete loss of Buyer's investment in the Stock.

                  (h) No Additional Representations. BUYER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO BUYER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

         4.7 No Knowledge of Misrepresentation or Omission. To the actual knowledge of Buyer as of the date of this Agreement, the representations and warranties of the Company and Sellers made in this Agreement are true and correct in all material respects.

             SECTION 5: OPERATION OF THE STATIONS PRIOR TO CLOSING

         Civic covenants and agrees that between the date hereof and the Closing Date, the Company will conduct its business in the ordinary course in accordance with its recent past practices (except where such conduct would conflict with the following covenants or with other obligations of Sellers or Civic under this Agreement), and, except as contemplated by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably delayed, conditioned or withheld, Civic will abide by, and cause TV-3, Inc. and LicenseCo to abide by, the following negative and affirmative covenants:

         5.1 Negative Covenants: The Company shall not do any of the following:

                  (a) Contracts. Renew, extend, amend, terminate, or waive any Material Contract (including any network affiliation agreement for the Stations or any employment agreement), enter into any new Contract or obligation, or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Material Contract) that will be binding on the Company after Closing, except for (i) cash time sales agreements and production agreements, under customary terms (including terms of payment), made in the ordinary course of business consistent with the Company's past practices, (ii) the renewal or extension of any existing Contract (other than network affiliation agreements or employment agreements) on its existing terms in the ordinary course of business,
(iii) the renewal or extension of any existing film or programming license agreement at not more than 110% of its current cost and for a term of not more than one year, and (iv) other contracts (other than network affiliation agreements, employment agreements, time brokerage or local marketing arrangements) entered into in the ordinary course of business consistent with the Company's past practices that do not involve consideration, in the aggregate, in excess of $250,000 measured at Closing;

                  (b) Compensation. Except as contemplated in this Agreement, provided for in the schedules hereto, or for increases in compensation to employees in accordance with past practices, increase the compensation or fringe benefits payable or to become payable to any of the directors, officers, or employees of the Company; or pay or award or agree to pay or award any pension, retirement allowance or other incentive awards or other employee benefit not required by any Employee Benefit Plan or Compensation Arrangement; grant any severance or termination pay to (except pursuant to existing Employee Benefit Plans or Compensation Arrangements), or renew, terminate, amend, or waive any material provision of, any employment or severance agreement (written or oral) with, any director, officer, or other employee of any of the Company; establish, adopt, enter into, or amend any employment agreement, termination agreement, Employee Benefit Plan, or Compensation Arrangement except agreements for employment terminable at will without penalty; enter into any collective bargaining agreement covering any employees, through negotiations or otherwise; make any commitments or incur any liability to any labor organization with respect to any employees; renew, terminate, waive or amend any collective bargaining agreement; or voluntarily recognize any union or other entity as the collective bargaining representative for any of the employees of the Company; or make any material increase in the number of employees employed by the Company;

                  (c) Encumbrances. Create, assume, or permit to exist any Encumbrance (other than Permitted Encumbrances) affecting any of its assets;

                  (d) Dispositions of Assets. Sell, assign, lease, or otherwise transfer or dispose of any of the Assets, with or without consideration, except for Assets consumed or disposed of in the ordinary course of business and consistent with the Company's past practices that are obsolete and no longer usable in the operation of the Stations or are replaced by replacement property of substantially equivalent kind, use and value;

                  (e) Solicitations. Directly or indirectly solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate or associate of Buyer and their respective representatives and agents) concerning any possible dispositions of the Stations, the sale of any material Assets, or any similar transaction;

                  (f) Mergers. Reorganize, liquidate or merge or consolidate with any other entity;

                  (g) Indebtedness and Obligations. Incur any additional Indebtedness other than (i) Indebtedness under the KeyBank Credit Documents and
(ii) other liabilities (other than for borrowed money or the guarantee of indebtedness) arising under Contracts entered into in accordance with this
Section 5 (including those liabilities permitted as a result of obtaining Buyer's prior written consent);

                  (h) Amendments. Amend, change, or modify its Articles of Incorporation or Bylaws;

                  (i) Securities. Except as contemplated by this Agreement, (i) issue, sell, or otherwise dispose of any of its shares of capital stock; (ii) acquire (through redemption or otherwise) any of its shares of capital stock;
(iii) grant any options, warrants, or other rights to acquire any of its shares of capital stock; or (iv) issue, sell, or otherwise dispose of any stock options, bonds, notes, or other securities;

                  (j) Licenses. Cause or permit, by any act or failure to act, any of its Licenses to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation, or material adverse modification of any of such Licenses;

                  (k) Programming. Make any material changes in the Stations' programming policies, except such changes as in the good faith judgment of the Company are required by the public interest or otherwise required to fulfill its obligations as a licensee under FCC rules, regulations and policies;

                  (l) No Inconsistent Action. Take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement; or

                  (m) Waivers. Waive any material right relating to the Stations or the Assets.

         5.2 Affirmative Covenants: The Company shall, and the Sellers shall cause the Company to, do the following:

                  (a) Access to and Disclosure of Information. Subject to the Confidentiality Agreement dated December 8, 1999 (the "CONFIDENTIALITY AGREEMENT"), between Buyer and the Company, give to Buyer and its investors, lenders, counsel, accountants, engineers, and other authorized representatives, after reasonable notice by Buyer, access during reasonable hours to the Stations and other properties and all books, records, documents (including all personnel records of the Company's employees), and personnel of the Company, and furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Company and the Stations that they reasonably request (including any financial reports and operations reports produced with respect to the Stations and any information regarding the condition and nature of the assets, business and liabilities of the Company and the Stations);

                  (b) Maintenance of Assets. Maintain all of the Assets in good operating condition (ordinary wear and tear excepted) and without material adverse change, consistent with their overall condition on the date of this Agreement. The Company shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, the Company shall, as soon thereafter as possible, use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed;

                  (c) Insurance. Maintain in full force and effect the existing policies of insurance of the Company, including insurance covering the Assets and the Stations;

                  (d) Consents. Use its commercially reasonable efforts to obtain all Consents and the estoppel certificates described in Section 8.2(e), without any adverse change in the terms or conditions of any Contract or License. Sellers and Civic shall promptly advise Buyer of any difficulties experienced in obtaining any of such Consents and of any conditions proposed, considered, or requested for any of such Consents;

                  (e) Books and Records. Maintain the books and records of the Company in accordance with past practices;

                  (f) Notification. Promptly after the Company obtains Knowledge thereof, notify Buyer in writing of any material developments or material change with respect to the business or operations of the Company and of any material change in any of the information contained in the representations and warranties contained in Section 3 or in the schedules hereto;

                  (g) Financial Information. Furnish Buyer (i) as soon as practicable after their preparation in the ordinary course, with any monthly (or weekly if customarily prepared by the Company) sales projections and sales reports for the Stations, (ii) within thirty (30) days after the end of each calendar month between the date hereof and the Closing Date a statement of income and expense of the Company for the month just ended, and (iii) such other financial information (including information on payables and receivables) as Buyer may reasonably request, provided that such information is customarily prepared, or obtainable with reasonable effort, by the Company. All financial information delivered by the Company or Sellers to Buyer pursuant to this Section shall be prepared from the books and records of the Company in accordance with past practices, shall accurately reflect the books, records, and accounts of the Company and the Stations, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Company and the Stations as at their respective dates and the results of operations for the periods then ended;

                  (h) Compliance with Laws. Comply in all material respects with all Legal Requirements applicable to the operation of the Stations;

                  (i) Preservation of Business. Use commercially reasonable efforts to (i) preserve the business and organization of the Stations, (ii) keep available to the Stations their present employees, and (iii) preserve the audience of the Stations and the goodwill of the Stations' suppliers, advertisers, and others having business relations with them, to the end that the business, operations, and prospects of the Stations shall be preserved in all material respects at the Closing Date. The Company shall maintain customary levels of marketing and promotion efforts and expenditures;

                  (j) Indebtedness, Accounts Payable, Accrued Expenses and Other Obligations. Pay or satisfy (i) all Indebtedness as it shall become due and payable in accordance with its terms, or, at the Company's discretion, by prepayment thereof; (ii) all obligations and liabilities due or payable prior to Closing under the Stations' film and programming license agreements, (iii) all accounts payable, accrued expenses and other current liabilities that are incurred by the Company in the ordinary course of business and are due prior to Closing, consistent with and without extension to how such payables and liabilities have been paid by the Company in accordance with its past practices,
(iv) any other obligations and liabilities as they become due, consistent with past practices, so that all such obligations and liabilities shall be current as of the Closing Date, and (iv) prior to Closing (and notwithstanding clauses (i) through (iv)), all accounts payable, accrued expenses and other liabilities (including legal and accounting fees and other professional expenses) that shall have been incurred by the Company (A) other than in the ordinary course of business, (B) with respect to the Lawsuit, or the tax audit of the Company's 1997 federal income tax return, or (C) with respect to the transactions contemplated by this Agreement, with, upon request by Buyer, written confirmation of such payment being provided at Closing;

                  (k) Capital Improvements. Continue to expend its capital budget in a reasonably prudent manner and in consultation with Buyer;

                  (l) Accounts Receivable. Continue to collect its Accounts Receivable in the ordinary course of business and consistent with past practices, provided, however, that the Company shall not factor, discount or otherwise take any actions to accelerate collection or provide an incentive to prepayment of any of its Accounts Receivable without Buyer's prior written consent;

                  (m) Licenses. Prosecute with due diligence any applications to any Governmental Authority necessary for the operation of the Stations;

                  (n) Bank Accounts; Powers of Attorney. Prior to Closing, Civic shall provide Buyer with a correct and complete list of all such accounts or deposits with banks or other financial institutions, of all persons authorized to sign or otherwise act with respect thereto as of the date thereof, and of any powers of attorney for the Company. No change in such accounts or deposits, persons authorized to sign or powers of attorney shall be made prior to the Closing other than changes in the ordinary course of business consistent with past practice, with prompt written notification thereupon being given to Buyer;

                  (o) New Contracts. Not more than ten (10) nor fewer than five
(5) business days prior to the Closing Date, deliver to Buyer a list of all Contracts entered into between the date hereof and the date of such delivery of the type required to be listed in
Schedule 3.9, together with complete copies of such Contracts (including all amendments, exhibits, schedules, and annexes thereto), and Schedule 3.9 shall be considered to be amended by such list except that such amendment to Schedule 3.9 shall not include the addition of any Contract (or any amendment or modification thereto) that has been entered into by the Company in breach of any covenant set forth in this Section 5. The Company shall continue to seek film and programming license agreements in the ordinary course of business; provided, however, that the Company's ability to enter into any such agreements that shall be binding upon the Company after Closing shall be subject to Buyer's prior approval to the extent required under the terms of Section 5.1 hereof.

                  SECTION 6: SPECIAL COVENANTS AND AGREEMENTS

         6.1 FCC Consent.

                  (a) The parties shall prepare and file, or cause to be prepared and filed, no later than August 1, 2000, all applications required to be filed with the FCC to obtain any FCC Consent. The parties shall thereafter prosecute such applications with all reasonable diligence and otherwise use their respective commercially reasonable efforts to obtain a grant of such applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if compliance with the condition would have a material adverse effect upon it (with any adverse changes to the FCC's grant of continued authority to operate KTRE-TV as a satellite station of KLTV-TV being considered material). The parties shall use commercially reasonable efforts to oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.

                  (b) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

         6.2 HSR Act Filing. The parties hereto agree to cause their "ultimate parent entity" to (a) file, or cause to be filed, with the DOJ and FTC all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within thirty (30) business days of the date of execution of this Agreement; (b) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (c) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder; and (d) to the extent practicable, permit each other to participate in any conferences with the FTC or DOJ.

         6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the assets of the Company from any cause whatsoever shall be borne by the Company at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation or condemnation, the Company shall be entitled to receive, retain and use any and all insurance proceeds, recoveries, awards or similar payment of monies from third parties to restore or otherwise repair such affected item, which shall not be performed without Buyer's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

         6.4 Confidentiality. Subject to the Confidentiality Agreement, and except (i) as necessary for the consummation of the transaction contemplated by this Agreement, and (ii) for disclosure as may be necessary to comply with applicable law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. Notwithstanding the terms of the Confidentiality Agreement, Civic agrees on behalf of itself and the Company that Buyer may disclose information regarding the Company that would otherwise not be subject to disclosure under the Confidentiality Agreement, to Wachovia Bank, First Union National Bank, and Bank of New York; provided that Buyer agrees to inform each such party of the nonpublic nature of such information and to direct each such party to treat such information in accordance with the terms of the Confidentiality Agreement. If this Agreement is terminated or the transaction contemplated hereby is otherwise not consummated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, Buyer agrees not to disclose any facts, circumstances or other information concerning the Lawsuit, including the treatment of the Lawsuit under this Agreement or the Tower Lawsuit Agreement; provided, however, the foregoing limitation shall not be breached by (i) the inclusion of an attachment of a copy of this Agreement in any necessary governmental filings, or (ii) such disclosure as shall be required by applicable Legal Requirements.

         6.5 Press Releases. Notwithstanding anything to the contrary contained in Section 8 of the Confidentiality Agreement, the parties agree that Buyer is permitted to disclose to third parties the existence of this Agreement and the fact that discussions have been taking place, as necessary to comply with the applicable requirements of the New York Stock Exchange; provided that Buyer will consider the Company's input as to the required timing and content of such disclosure. Subject to Sections 6.4 and 6.5, all other provisions of the Confidentiality Agreement shall remain in full force and effect.

         6.6 Cooperation. The parties shall cooperate fully (and Civic shall cause TV-3, Inc. and LicenseCo to cooperate fully) with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and the parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Neither Buyer nor any Seller shall take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, neither party shall have any obligation (a) to expend funds to obtain any of the Consents except as shall be reasonably necessary by the Company to comply with the express terms of any License or Contract regarding which any such Consent shall be requested, or (b) to agree to any adverse change in any License or Contract in order to obtain a Consent required with respect thereto.

         6.7 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Stations; those operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Sellers and the Company.

         6.8 Tax Matters.

                  (a) "UNPAID TAXES" means only federal, state or local taxes imposed on or measured by net income or a tax base in the nature of net income of the Company (including State of Texas Franchise Tax without regard to method of computation) that are unpaid as of the Closing Date, but that shall become due and payable and for which a Tax Return has not been filed and the tax paid with respect to any and all tax periods of the Company as to which a return is required ("REPORTING PERIOD") (i) ending prior to the Closing Date ("PRIOR PERIOD"); (ii) ending with the Closing Date as its last day ("CLOSING PERIOD"); and (iii) beginning prior to and ending after the Closing Date ("STRADDLE PERIOD") as provided herein; provided, however, that Unpaid Taxes shall exclude Taxes that have been customarily included by the Company in "accrued expenses" on its balance sheet included in its Financial Statements. Unpaid Taxes shall be determined by reference to the final Tax Return filed (including any amendments and any adjustments agreed with any tax authority) in the case of Reporting Periods as to which a return has been filed prior to the date of the completion of the Audit provided in Section 6.9. In the case of Reporting Periods as to which a return is not required to be filed by the date of completion of the Audit provided in Section 6.9, Unpaid Taxes will be determined as part of the Audit. Notwithstanding any other provision of this Agreement or of applicable tax law, Unpaid Taxes shall be deemed to include an amount equal to the Tax Benefit (as defined and adjusted below) resulting from the fact that a full year of deduction constituting an "adjustment" under Section 481 of the Code (a "481 ADJUSTMENT DEDUCTION") may be allowed to the Company for the Closing Period on its United States federal income tax return for the Closing Period, despite the fact that the Closing Period will constitute fewer that 365 days. For purposes of this Section 6.8(a), the term "TAX BENEFIT" shall mean a dollar amount equal to a portion of any Tax refund received by the Company, or reduction in Taxes payable by the Company, resulting directly from a 481 Adjustment Deduction claimed on the Company's United States federal income tax return for the Closing Period (a "CLAIMED 481 ADJUSTMENT DEDUCTION"), such portion being calculated as the amount of such Tax Benefit that would not have occurred if the amount of the Claimed 481 Adjustment Deduction had instead been equal to the product of (i) the Claimed 481 Adjustment Deduction, times (ii) a fraction, the numerator of which is the number of calendar days constituting the Closing Period, and the denominator of which is three hundred sixty-five (365). The parties agree that to the extent professional fees are or become payable to Deloitte & Touche, LLP under that certain letter agreement with the Company, dated May 21, 1998 (the "LETTER AGREEMENT"), that are attributable to any Prior Period or Closing Period, or that are attributable to that portion of any Straddle Period apportioned to Sellers in accordance with Section 6.8(b), but are unpaid as of the Closing Date, such unpaid fees shall constitute an Unpaid Tax; provided, however, that to the extent any such fees (i) are attributable to a 481 Adjustment Deduction that results in a Tax Benefit included in the Adjustment Items, then the amount of such Tax Benefit taken into account in determining an Adjustment Item under Section 2.3(a)(1)(D) shall be reduced by the amount of such attributable fees, or (ii) are treated as an Unpaid Tax and result in a reduction in the Purchase Price, but are later refunded, reimbursed, or otherwise paid back to the Company, directly or indirectly, then the Company and/or Buyer shall pay to Sellers the full amount of any such refund, reimbursement or payment. Unpaid Taxes shall comprise an Adjustment Item in determining the Purchase Price pursuant to Section 2.3 hereof; provided, however, that Unpaid Taxes arising under the terms of the preceding three sentences (dealing with 481 Adjustment Deductions and related professional fees) shall be deemed to be an adjustment to the Purchase Price only at the time that the Tax Benefit results in a refund of Taxes or payment of reduced Taxes, which Tax Benefit may be retained by Buyer or the Company in satisfaction of Sellers' duty to pay that portion of such Adjustment Item.

                  (b) Taxes of the Company with respect to any Prior Period and any Closing Period (other than Unpaid Taxes included in an Adjustment Item) shall be the responsibility of Sellers, except that Buyer shall be responsible for the payment of any Taxes that have been customarily included by the Company in "accrued expenses" on its balance sheet included in its Financial Statements. As to any Straddle Period, responsibility for Taxes of the Company, other than Unpaid Taxes, shall be apportioned between Buyer and Seller. The portion of such Taxes that is allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Company. Except as set forth in Section 6.8(b)(1), Taxes of the Company attributable to any Reporting Period commencing after the Closing Date shall be the responsibility of Buyer.

                           (1) Subject to the terms of Section 10 hereof,
Sellers agree to pay and, notwithstanding any disclosure of potential tax liabilities made by Sellers or the Company, to indemnify, reimburse, and hold harmless Buyer and the Company and their respective successors, and their respective officers, directors, employees, agents, and representatives, from and against any and all Taxes of the Company payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including court costs and reasonable professional fees (with any professional fees paid under fee arrangements entered into by the Company prior to Closing being hereby deemed reasonable) incurred in the investigation, defense or settlement of any claims covered by this indemnity) ("TAX DAMAGES"), arising out of, or in any manner incident to, relating to, or attributable to Tax Returns required to be filed by the Company with respect to any Prior Period, any Closing Period and any Straddle Period as set forth in Section 6.8(b), except that with respect to any such Reporting Period, Sellers shall be responsible for the payment of such Taxes only to the extent that they exceed Unpaid Taxes as provided in Section 6.8(a). Sellers agree to pay and, notwithstanding any disclosure of potential tax liabilities made by Sellers or the Company, to indemnify, reimburse, and hold harmless Buyer and the Company and their respective successors, and their respective officers, directors, employees, agents, and representatives, from and against any and all Tax Damages arising out of, or in any manner incident to, relating to or attributable to any final adjustment by a Governmental Authority of the tax liability, tax attributes or reported tax information of the Company as set forth in, or otherwise underlying, the Tax Returns required to be filed by the Company with respect to any Prior Period, any Closing Period, and any Straddle Period as provided in Section 6.8(b) (such damages, together with the Tax Damages described in the preceding sentence, the "INDEMNIFIABLE TAX DAMAGES"). All Indemnifiable Tax Damages are subject to the terms, procedures, and limitations regarding claims for indemnification contained in Section 10 hereof, and nothing in this Section 6.8 is intended to create an obligation to indemnify any party claiming indemnification other than as provided by Section 10 hereof.

                           (2) Except as set forth in Section 6.8(d) below,
Sellers shall be entitled to any credits or refunds of Taxes of the Company (including any refunds, reimbursements or other payments from Deloitte & Touche, LLP of fees paid under the Letter Agreement) payable with respect to any Prior Period, any Closing Period and any Straddle Period as set forth in Section 6.8(b), including without limitation carryforwards of tax credits and net operating losses to such periods, provided that, notwithstanding the foregoing, Sellers shall not be entitled to any credits or refunds which are attributable to the carryback of net operating losses from Reporting Periods beginning after the Closing Date. Buyer shall cause the amount of any credits or refunds of Taxes to which Sellers are entitled under this Section 6.8, but which are received by or credited to the Company or its successors after the Closing Date, to be paid to Sellers within ten (10) business days following such receipt or crediting, provided that such payment shall be net of any Tax Damages incurred by the Company with respect thereto, and provided further that Sellers shall reimburse the Company or its successors to the extent of any required subsequent repayment of, or reduction in, the amount of such credits or refunds of Taxes so received or credited.

                           (3) Sellers shall also indemnify and hold harmless
Buyer and the Company from and against any and all Taxes of Sellers for any and all periods, whether before or after the Closing Date, and from and against any and all Indemnifiable Tax Damages arising out of or in any manner incident, relating or attributable to such Taxes or to Tax Returns filed or required to be filed by Sellers.

                           (4) Buyer agrees to pay and to indemnify, reimburse
and hold harmless Sellers and their successors, and their officers, directors, employees, agents and representatives, from and against any and all Taxes of the Company payable with respect to, arising out of, or in any manner incident to, relating to, or attributable to Tax Returns required to be filed by the Company with respect to any Reporting Period of the Company beginning after the Closing Date and any Straddle Period as set forth in Section 6.8(b).

                  (c) Any tax sharing agreement, practice, or other similar arrangement between or among any of the Company and the Sellers shall be terminated as of the Closing Date.

                  (d) Any amounts owed by Sellers to any party under this
Section 6.8 shall be paid within ten (10) business days of notice from such party; provided that if Sellers have not paid such amounts and such amounts are being contested before the appropriate Governmental Authorities in good faith, Sellers shall not be required to make payment until it is determined finally by an appropriate Governmental Authority or court that payment is due, provided that Sellers take prudent and appropriate action to protect such party from (i) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (ii) seizures of assets. Any amounts owed by Buyer to any party under this Section 6.8 shall be paid within ten (10) business days of notice from such party; provided that if Buyer has not paid such amounts and such amounts are being contested before the appropriate Governmental Authorities in good faith, Buyer shall not be required to make payment until it is determined finally by an appropriate Governmental Authority or court that payment is due if Buyer takes prudent and appropriate action to protect such party from (i) the immediate imposition of a lien that arises or attaches from nonpayment after assessment and demand of such amounts, or (ii) seizures of assets.

                  (e) The Tax liabilities for each Closing Period for the Company shall be determined by closing the books and records of the Company as of the Closing Date, by treating such Closing Period as if it were a separate Reporting Period, and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for the Company in prior Reporting Periods and which do not have the effect of distorting income or expenses (taking into account the other provisions of and the transactions contemplated by this Agreement), provided that with respect to any Tax which is not in effect during the entire Closing Period, the proration of such Tax shall be based on the period during the Closing Period that such Tax was in effect.

                  (f) Within ninety (90) days after the Closing Date, Sellers will provide Buyer with a schedule setting forth: (i) the tax basis of the assets of the Company as of the Closing Date; and (ii) the net operating loss carryover, investment tax credit carryover and the capital loss carryover available, if any, to Buyer with respect to the Company (A) for federal income tax purposes (and for purposes of any other Taxes for which the applicable Reporting Period ends on the Closing Date), as of the Closing Date, and (B) for purposes of other Taxes, as of the first day of the applicable Closing Period; and (iii) all federal, state and local tax elections in effect for the Company as of the Closing Date.

                  (g) Buyer shall promptly notify Sellers in writing of any notice, letter, correspondence, claim, determination, decision or decree ("TAX CLAIM") received by Buyer or the Company or their successors for any Reporting Period that might raise a claim for indemnification hereunder. Buyer shall have the sole right to handle, answer, defend, compromise or settle any Tax Claim arising from Reporting Periods beginning after the Closing Date. Notwithstanding the foregoing, Sellers at the cost and expense solely of the Sellers, shall have the option to handle, answer, defend, compromise, or settle any Tax Claim that might raise a claim for indemnification hereunder, but solely with respect to issues not affecting the Company with respect to any Reporting Periods ending after the Closing Date and to the extent that Buyer would be entitled to indemnification hereunder (and not with respect to Indemnifiable Tax Damages which would exceed the then existing balance of the Indemnity Fund less the total amount of all other pending indemnity claims to which the Buyer is entitled); provided that the Buyer shall have the right to (and shall promptly notify the Sellers as to whether it will) participate in any Tax examination, audit, contest, or litigation in connection with such Tax Claim; and further provided that Sellers may not compromise or settle any Tax Claim giving rise to Indemnifiable Tax Damages, determined without regard to net operating losses of the

Company, which exceed the then existing balance of the Indemnity Fund less the total amount of all other pending indemnity claims to which the Buyer is entitled, or which would adversely affect the Company with respect to any Straddle Period or Reporting Period beginning after the Closing Date without the written consent of the Buyer, which will not be unreasonably withheld. If Sellers have not notified Buyer that they elect to handle a Tax Claim pursuant to the foregoing sentence within thirty (30) days of its receipt of notice of the respective Tax Claim, then Buyer shall have the sole right to handle, answer, defend, compromise, or settle such Tax Claim. Buyer shall cause the Company to give promptly to Sellers any relevant information relating to such Tax Claim which may be particularly within the knowledge of the Company and otherwise to cooperate fully with Sellers in good faith with respect to such Tax Claim. If Sellers fail within a reasonable time after notice to participate in any Tax Claim or any examination, audit, contest or litigation as provided herein, Sellers shall be bound by the results obtained by Buyer, or its successors or assigns, in connection with such Tax Claim and such examination, audit, contest or litigation.

                  (h) Sellers shall be responsible for preparing on behalf of the Company all Tax Returns for Reporting Periods of the Company ending on or before the Closing Date which have not been filed on or before the Closing Date; provided, however, that such Tax Returns shall be prepared in a manner which is consistent with the Audit materials prepared in accordance with Section 6.9 of this Agreement, and shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (x) required by law or due to a change in circumstances, or (y) is permitted by law, Sellers elect to make such change in treatment, and such change would not be prejudicial to the Buyer or to the Company. Sellers shall provide Buyer with drafts of such Tax Returns (together with the relevant back-up information) for review and consent by Buyer at least 20 days prior to their final due dates, and Buyer and Sellers shall cause such Tax Returns to be properly filed. Buyer shall be responsible for preparing and filing (i) all Tax Returns of the Company for Reporting Periods beginning before and ending after the Closing Date; and (ii) all Tax Returns for Reporting Periods of the Company beginning on or after the Closing Date; provided, however, that with respect to Tax Returns described in clause (i), Buyer shall consult with Sellers in preparing such returns, and such Tax Returns shall not report any item in a manner that is inconsistent with the manner in which any corresponding item has been previously reported in any such Tax Return already filed, unless such inconsistent treatment is (x) required by law or due to a change in circumstances, or (y) is permitted by law, Buyer elects to make such change in treatment, and such change would not be prejudicial to the Sellers or to the Company. Buyer shall furnish Sellers with copies of Tax Returns described in clauses (i) and (ii) of this Section 6.8(h) within thirty (30) days following the filing date.

                  (i) Each of the parties hereto will provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return (including amended Tax Returns and claims for Tax refunds), any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain until the expiration of any relevant statutes of limitations (and, to the extent notified by the other party, any extension thereof) and provide the other, at all reasonable times, with any work papers, records or other information which may be relevant to such return, audit or examination, proceeding or determination (including, but not limited to, determinations under this Section 6.8). The party requesting assistance or documents hereunder shall reimburse the other parties for reasonable expenses incurred in providing such assistance or documents.

                  (j) No party shall make any election under Code Section 338 with respect to any of the transactions contemplated in this Agreement.

                  (k) It is the understanding and intention of the parties hereto that the amounts payable by the Buyer (or by the Company) pursuant to
Section 6.15 of this Agreement are allocable to periods after the Closing Date, and payments of such amounts shall be reported consistent with the foregoing for all purposes. The parties hereto acknowledge and agree that if any payments made by the Buyer (or by the Company) pursuant to Section 6.15 of this Agreement, are made or treated as made by the Company on the Closing Date, then such payments shall be allocable to the portion of the Closing Date after the Closing for all purposes, and such payments shall be treated as having been made at the beginning of the day following the Closing Date pursuant to Treasury Regulation
Section 1.1502-76(b)(1)(ii)(B).

         6.9 Audit. Buyer and Sellers shall jointly arrange for an audit (the "AUDIT") to commence promptly following Closing by Deloitte & Touche LLP (the "AUDITORS"), which Audit shall include the preparation of (i) audited statements of income and expense and cash flow for the Company for the period beginning January 1, 2000 and ending on the Closing Date, (ii) an audited balance sheet of the Company as of the Closing Date, and (iii) a determination of the Adjustment Items described in Section 2.3 hereof. Buyer and Sellers shall share equally the cost of the Audit. Such financial statements shall be prepared in accordance with GAAP and shall present fairly the financial condition and results of operations of the Stations for or as of the dates indicated thereon.

         6.10 Consulting Agreement. At Closing, Donald J. Manzer and Civic shall enter into the Consulting Agreement.

         6.11 Indemnity Agreement. At Closing, Buyer, CS Agent (as agent for and on behalf of Sellers), and PS Agent (as agent for and on behalf of the Preferred Stockholders), shall enter into the Indemnity Agreement with the Escrow Agent.

         6.12 Existing Litigation. In the event that the lawsuit styled TV-3, Inc. v. Royal Insurance Company of America, et al. in the United States District Court for the Southern District of Mississippi, Jackson Division (Civil Action No. 3:38CV703BN) (the "LAWSUIT") has not been settled or otherwise brought to final resolution by the Closing Date, Sellers, Buyer and Civic agree that, as a condition to Closing, they shall enter into an agreement at Closing (the "TOWER LITIGATION AGREEMENT") putting in place mutually agreeable arrangements regarding how the Lawsuit will be prosecuted and managed after Closing, which arrangements will include those terms contained in paragraph 2 of that certain Letter of Intent dated March 15, 2000, among the parties hereto (including, as an additional adjustment under clause (ii) of Section 2.2 and payment under
Section 2.2(a), the separate escrow of $1,000,000 of the Purchase Price at Closing to reimburse Buyer and the Company for all expenses relating to the Lawsuit). In the event the Lawsuit has been settled or otherwise brought to final resolution, and full payment in connection therewith (the "SETTLEMENT AMOUNT") has been received by the Company, prior to the Closing Date, as between the Buyer and the Company, the Company shall be allowed to expend the Settlement Amount as it sees fit (in its sole discretion), including the payment of Indebtedness under the KeyBank Credit Documents, and in no event shall any such expenditure constitute a breach of any representation, warranty or covenant by the Company or any Seller under this Agreement; provided, however, that all expenses or other liabilities of the Company related to the Lawsuit shall be paid by the Company prior to Closing and adequate reserves shall be established in the Company's financial statements to reflect the tax effects of the Company's receipt of the Settlement Amount.

         6.13 Noncompetition Agreement. At Closing, each of Frank E. Melton, Donald J. Manzer, Van Greer, Dan Modisett, Francine S. Thomas, Brad Streit, Shelly Martin, and Errol R. Kapellusch shall enter into the Noncompetition Agreement.

         6.14 Employee Incentives. At Closing, Buyer shall issue to the following parties options to purchase shares of Buyer's common stock pursuant to Buyer's "Founder's Grant" program and shall enter into stock option agreements (the "BUYER STOCK OPTIONS") substantially in the form of the non-statutory stock option agreement and performance incentive program document provided by Buyer to the Company, with such parties: Van Greer, Dan Modisett, Francine S. Thomas, Brad Streit, Shelly Martin, and Errol R. Kapellusch.

         6.15 Employee Bonuses. At least thirty (30) days prior to Closing, the Company shall amend the Civic Stock Options, with such amendment to be substantially in the form of Exhibit D hereto, to provide for the payment of a bonus to each of Frank E. Melton, Donald J. Manzer, Dan Modisett, Francine S. Thomas, Brad Streit, Shelly Martin, and Errol R. Kapellusch (each, an "OPTION HOLDER") in an amount equal to the sum of (A) 21.05% times the amount of income recognized by each Option Holder upon the Put or Call of such Option Holder's Civic Stock Options (this assumes a marginal income tax rate of 41.05% and a capital gains rate of 20%), plus (B) 69.64% times the amount determined for such Option Holder under clause (A) above (this assumes a 41.05% ordinary income tax rate under the Code), and the Sellers shall approve, in accordance with the exemption requirements of Section 280G(b)(5) of the Code, the payment of such bonuses, upon the Put or the Call of the Civic Stock Options (which shall be following the passage of the remainder of the calendar month in which the Closing occurs and, thereafter, two calendar months and fifteen days).

         6.16 Existing Stockholders Agreement and Voting Trust Agreements.

                  (a) As such provisions in the Stockholders Agreement apply to the transactions contemplated by this Agreement, the Sellers and Civic each hereby waives the restrictions on transfer and the right of first refusal in Sections 3.1 and 3.2 of the Stockholders Agreement, each of the Sellers that is an Option Holder hereby waives his "tag-along" rights in Section 3.3 of the Stockholders Agreement, and the other Sellers and Civic each waives their "drag-along" rights under Section 3.4 of the Stockholders Agreement.

                  (b) Without any further action by any party, all rights and obligations of the parties under the Stockholders Agreement shall terminate as of the Closing Date, and such agreement shall be of no further force or effect.

                  (c) Without any further action by Frank E. Melton or Charles Young, all of their rights and obligations under the Voting Trust Agreement between them listed on Schedule 3.4 hereto shall terminate as of the Closing Date, and such agreement shall be of no further force or effect. Subject to the execution of this Agreement by the Henry Estate pursuant to Section 6.19 hereof, without any further action by Frank E. Melton or the Henry Estate, all of their rights and obligations under the Voting Trust Agreement between them listed on
Schedule 3.4 hereto shall terminate as of the Closing Date, and such agreement shall be of no further force or effect.

         6.17 Employees and Benefits.

                  (a) While Buyer hereby confirms that it has no plans to terminate the employment of any of the employees of the Company (other than Donald J. Manzer) during the ninety (90) days following the Closing Date (the "EMPLOYMENT PERIOD"), if Buyer shall terminate any of such employees other than for Cause (as defined below) during the Employment Period, the Company shall continue to pay such employee his or her base compensation for the remainder of the Employment Period. For purposes of this Agreement, the term "Cause" shall mean (i) employee's failure to satisfactorily perform the duties assigned to him or her, (ii) employee's material failure to follow a lawful directive of employee's supervisor, (iii) employee's engaging in any conduct which (x) constitutes a felony or a crime, whether or not a felony, involving serious moral turpitude or a crime relating to the employee's duties for the Company, or
(y) causes material damage to the Company, including any fraud against the Company or any theft, misappropriation, embezzlement or conversion of Company property or business opportunity, (iv) employee's abuse of the use of alcohol or drugs to the extent that such use has an adverse effect on his ability to discharge the duties and responsibilities assigned to him, or (v) employee's violation of any of the Company's employment policies.

                  (b) The Civic Stock Options shall be amended, with such amendment to be substantially in the form of Exhibit D hereto, no later than thirty (30) days prior to Closing (and conditioned upon Closing) to provide that following the passage of the remainder of the calendar month in which the Closing occurs and, thereafter, two calendar months and fifteen days, (i) each Option Holder may, upon written notice to the Company, exercise his Civic Stock Options, thereby requiring the Company (or the Trust) to purchase his Civic Stock Options at the purchase price therefor (the "PUT"), and (ii) the Company may, upon written notice to any Option Holder, effect the cancellation of his Civic Stock Options, subject to the payment by the Company (or the Trust) of the purchase price therefor (the "CALL"), with, in either case, the purchase price being determined as set forth in such Civic Stock Options and being paid in cash by wire transfer pursuant to written payment instructions provided by the applicable Option Holder.

                  (c) At Closing, Civic shall establish a "rabbi trust" (the "TRUST") pursuant to a trust agreement in substantially the form attached hereto as Exhibit E (the "TRUST AGREEMENT"), for the benefit of the Option Holders, and at Closing Buyer shall deposit in the Trust an amount of cash equal to the sum of (i) the employee bonuses described in Section 6.15, plus (ii) the amount necessary to effect the Put or the Call. The Trust Agreement shall include no conditions (A) to the consummation of the Put or Call or to the payment of the employee bonuses described in Section 6.15 except those that are set forth in the Civic Stock Options, and (B) to the Trust's satisfaction of the Company's obligations to consummate such Put or Call and to pay such bonuses except that the Company shall not have satisfied such obligations. The Trust Agreement shall also provide that upon the Put or Call with respect to any Option Holder, if the Trust (in lieu of the Company) shall pay the purchase price to effect such Put or Call, the Trust shall deduct from the amount of such purchase price the payment to be made to the Indemnity Fund pursuant to Section 10.7(b) hereof and make such contribution to the Indemnity Fund contemporaneously with the Trust's distribution of the balance to such Option Holder.

                  (d) Notwithstanding any other term hereof, any payments made by the Company or the Trust, as the case may be, with respect to the Put or the Call of the Civic Stock Options or the bonuses described in Section 6.15 shall be subject to the deduction of applicable withholding Taxes required to be remitted by the Company to Governmental Authorities with respect thereto.

                  (e) This Section 6.17 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including any current, former or retired employees of the Company or spouse or dependents of such Persons.

         6.18 Agency Appointments by the Sellers.

                  (a) Common Stockholders' Agent. Each Common Stockholder hereby irrevocably constitutes and appoints Frank E. Melton as the true and lawful attorney-in-fact and agent of such Common Stockholder (in such capacity, Frank
E. Melton is referred to as the "CS AGENT"), to act for such Common Stockholder in accordance with Section 6.18(c).

                  (b) Preferred Stockholders' Agent. Each Preferred Stockholder hereby irrevocably constitutes and appoints David E. Retik as the true and lawful attorney-in-fact and agent of such Preferred Stockholder (in such capacity, David E. Retik is referred to as the "PS AGENT"), to act for such Preferred Stockholder in accordance with Section 6.18(c).

                  (c) Authority. The CS Agent (with respect to the Common Stockholders) and the PS Agent (with respect to the Preferred Stockholders) shall have the authority to act and may act for each Common Stockholder or each Preferred Stockholder (as appropriate), in such Seller's name, place and stead with respect to all matters relating to this Agreement and the documents contemplated hereby and all of the transactions contemplated hereby and thereby, including without limiting the generality of the foregoing (i) to take all action which the CS Agent or the PS Agent (as appropriate) considers necessary or desirable in connection with the defense, pursuit or settlement of any claims for indemnification pursuant to Section 10 of this Agreement, including whether to sue, defend, negotiate, settle, compromise and otherwise handle any such claims and any such claims for indemnification made by or against, and other disputes with, Buyer pursuant to this Agreement, the Indemnity Agreement, the Tower Litigation Agreement or any of the other agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the CS Agent or the PS Agent (as appropriate) shall deem necessary or prudent in connection with the administration of the foregoing,
(iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the Escrow Agent under the Indemnity Agreement and/or the Sellers to pay (or to reimburse the CS Agent or the PS Agent, as appropriate) for such expenses, (iv) to direct the Escrow Agent under the Indemnity Agreement to disburse any funds in the Indemnity Fund upon termination of such agreement or otherwise in accordance with its terms (the CS Agent or the PS Agent, as appropriate) shall be responsible for redistributing such funds to the appropriate Sellers), (v) to accept and receive notices pursuant to this Agreement, the Indemnity Agreement and the Tower Litigation Agreement, (vi) to amend and grant consents and waivers after the Closing under this Agreement and the Indemnity Agreement, (vii) to take all actions, engage and employ agents and representatives (including accountants, experts, legal counsel and other professionals) and to incur other expenses which the CS Agent or the PS Agent (as appropriate) considers necessary or desirable in connection with the defense, pursuit or settlement of the Lawsuit, (viii) to execute, deliver, acknowledge, consent to, file of record, attest and otherwise take any and all other actions with respect to this Agreement, the Indemnity Agreement, the Tower Litigation Agreement or any of the other documents, agreements, contracts, pleadings or other written instruments relating to, arising out of or contemplated hereby or thereby, (ix) to execute and deliver on behalf of the applicable Sellers the Indemnity Agreement, Tower Litigation Agreement, Seller Certificates and such other agreements, documents and certificates as are necessary for the consummation of the transactions contemplated in this Agreement, and (x) to take all other actions and exercise all other rights which the CS Agent or the PS Agent (as appropriate) considers necessary or appropriate in connection with this Agreement, the Indemnity Agreement, the Tower Litigation Agreement or any of the other agreements or transactions contemplated hereby. Each of the Sellers agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the CS Agent or the PS Agent (as appropriate), and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the CS Agent or the PS Agent (as appropriate) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Neither the CS Agent or the PS Agent (as appropriate) nor any agent employed by either of them shall be liable to any Seller relating to the performance of his duties under this Agreement or the Indemnity Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the CS Agent or the PS Agent (as appropriate) constituted fraud or were taken or not taken in bad faith. The CS Agent or the PS Agent (as appropriate) shall be indemnified and held harmless by the applicable Sellers, against all expenses (including attorneys' fees), judgments, fines and other amounts paid or incurred in connection with any action, suit, proceeding or claim to which the CS Agent or the PS Agent (as appropriate) is made a party by reason of the fact that he was acting as the CS Agent or the PS Agent (as appropriate) pursuant to this Agreement and the Indemnity Agreement; provided, however, that the CS Agent or the PS Agent (as appropriate) shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of jurisdiction that the actions taken or not taken by the CS Agent or the PS Agent (as appropriate) constituted fraud or were taken or not taken in bad faith. The CS Agent or the PS Agent (as appropriate) shall be protected in acting upon any notice, statement or certificate believed by either of them to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter.

         6.19 Execution by Henry Estate. Notwithstanding any terms herein to the contrary, the Estate of Rebecca Henry (administered by Aaron McClinton) (the "HENRY ESTATE"), in its capacity as a Seller hereunder, may execute this Agreement on any date up to and including the first business day which is ten
(10) weeks after the date hereof, such execution being contingent upon receipt of the approval of the necessary courts of relevant jurisdiction to its execution of this Agreement and of any other agreements related hereto executed on the date hereof by the other Sellers. Until such consent is obtained or, in the event the Henry Estate does not obtain such consent within such ten (10) week period, (i) this Agreement shall nevertheless be deemed to be fully-executed and to be binding upon Buyer, Civic and the other Sellers, and (ii) the Henry Estate shall have no rights, benefits, duties, obligations or liabilities under this Agreement. Notwithstanding any other term hereof, Buyer, Civic and each Seller who has executed this Agreement on the date hereof hereby acknowledge and agree that if such consent is not obtained, (A) Buyer shall have no obligation at Closing to acquire the shares of Civic's capital stock that are held by the Henry Estate,
(B) no deliveries by the Henry Estate or its counsel will comprise conditions to Closing, and (C) Buyer, Civic and such Sellers shall otherwise proceed to Closing in accordance with the terms hereof except that (X) the Purchase Price, as adjusted, shall be reduced by the Henry Estate's portion of the Purchase Price based upon the percentage set forth on Schedule 1 hereto, (Y) the Indemnity Fund will be reduced by $436,363, comprising the Henry Estate's portion of the Indemnity Fund as set forth on Schedule 10.7, with the percentage interests of the other Sellers in the reduced Indemnity Fund being adjusted accordingly on Schedule 10.7, and (Z) the terms of the Indemnity Agreement will be modified to reflect the reduction in the amount of the Indemnity Fund.

         6.20 D&O Release. As a condition to Closing, Sellers and Civic shall deliver or cause to be delivered to Buyer at Closing the releases in favor of the Company and Buyer, in the form of Exhibit F hereto (the "D&O RELEASES"), to be entered into at or as of the Closing by the persons serving as the Company's directors and officers on the date hereof and if different, on the Closing Date, releasing, waiving and holding harmless the Company and Buyer with respect to any actual or potential claim by any such person against the Company relating to the time period prior to and through Closing except with respect to (i) the payment of any compensation due such person that is included in the Company's accrued expenses (as customarily accrued by the Company), and (ii) any rights of such person to indemnity from the Company with respect to such person's services as a director or officer of the Company in the event of a claim by a third party against the Company and such person, in his capacity as a director or officer of the Company. At the Company's option, the Company may purchase director and officer liability insurance "tail" coverage so long as the premiums and other costs thereof shall either be fully paid prior to Closing.

         6.21 Maintenance of Records. Buyer and its Affiliates shall keep and maintain for a period of three (3) years from the Closing Date all material documents and records relating to the Company that shall be in the Company's possession on the Closing Date or otherwise delivered to the possession of the Company or Buyer subsequent to Closing. Upon request, Buyer shall make such documents and records available to Sellers for inspection and copying, at Seller's expense, during regular business hours in order to permit Sellers to, among other things, prepare for, dispute and respond to any claim or proceeding, including audits in connection with Tax Returns or proceedings under the Code.

           SECTION 7: CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. As to the representations and warranties of Sellers and Civic set forth in Section 3, (i) each of those representations and warranties set forth in Section 3 that is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and (ii) each of the other representations and warranties of Sellers and Civic set forth in Section 3 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, provided that for purposes of each of clauses (i) and (ii) above, the representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect.

                  (b) Covenants and Conditions. Sellers and the Company shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  (c) Consents. All Consents shall have been obtained and delivered to Buyer (other than any Consent required under any Contract that is not a Material Contract) without any material adverse change in the terms or conditions of any Contract or any License.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, the Company shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                  (e) Governmental Authorizations. The Company shall be the holder of all FCC Licenses and there shall not have been any modification, revocation, or non-renewal of any License that could have a Material Adverse Effect. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.

                  (f) HSR Act. The waiting period under the HSR Act, if such act is applicable, shall have expired or been terminated.

                  (g) Title Reports and Surveys. Buyer shall have received (i) preliminary title reports issued by title companies selected by Buyer, which preliminary reports shall be acceptable to Buyer and contain a commitment of such title company to issue an owner's or lessee's title insurance policy on ALTA Owners or Lessees Policy insuring the fee simple or leasehold interest of the Company in such parcels of Real Property, subject only to such encumbrances which are permitted in accordance with Section 3.7 hereof; and (ii) a survey of each parcel of Real Property which shall (A) be prepared by a registered land surveyor, (B) be certified to Buyer and to the title company requested to issue the title commitment with respect to such parcel of Real Property; and (C) show the legal description of such parcel permitting the deletion of the survey exception to the title policy.

                  (h) Environmental Survey. Buyer shall have received satisfactory "Phase I" environmental surveys concerning the Real Property and the other Assets from an environmental engineering firm acceptable to Buyer and the Company. (Copies of such environmental surveys shall be promptly delivered to the Company and its legal counsel upon Buyer's receipt thereof.)

                  (i) Tax, Lien and Judgment Searches. Buyer, at its sole cost and expense, shall have received satisfactory searches for tax, lien and judgment filings in the Secretary of State's records of the States of Mississippi and Texas, and in the records of Hines County, Mississippi, and Smith and Angelina Counties, Texas, such searches having been made no earlier than ten (10) business days prior to the Closing Date. (Copies of such searches shall be promptly delivered to the Company and its legal counsel upon Buyer's receipt thereof.)

                  (j) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

                  (k) Adverse Change. Between the date of this Agreement and the Closing Date, no events shall have occurred that individually or in the aggregate would have a Material Adverse Effect, including any unrestored damage, destruction, or loss affecting any assets that are material to the conduct of the business of the Company or the Stations; provided, however, that an adverse outcome or other developments in the Lawsuit shall not be considered to have a Material Adverse Effect for purposes of this Section 7.1(k) so long as such adverse outcome or other development shall not impose upon the Company any post-Closing liabilities or expenses for which the Company shall not be fully indemnified under the Tower Litigation Agreement.

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing hereunder are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Sellers of any conditions that need not be complied with by Sellers under Section 6.1 hereof, and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                  (e) HSR Act. The waiting period under the HSR Act, if such act is applicable, shall have expired or been terminated.



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

                   SECTION 8: CLOSING AND CLOSING DELIVERIES

         8.1 Closing.

                  (a) Closing Date.

                           (1) Except as provided below in this Section 8.1(a)
or as otherwise agreed to by Buyer and Sellers, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five (5) business days' written notice to Sellers, which shall be not earlier than the first business day after the date satisfaction or waiver of the conditions (other than those conditions that by their terms are intended to be satisfied at Closing) to Closing contained herein (the "CLOSING CONDITION SATISFACTION DATE") and not later than five (5) business days following the Closing Condition Satisfaction Date; provided such Closing Condition Satisfaction Date shall not be earlier than the date on which the FCC Consent shall have been granted and the waiting period under the HSR Act, if such act is applicable, shall have expired or been terminated.

                           (2) Except as provided below in this Section 8.1(a),
if Buyer fails to specify the date for Closing pursuant to the preceding subsection prior to the fifth (5th) business day after the Closing Condition Satisfaction Date, the Closing shall take place on the tenth (10th) business day after the Closing Condition Satisfaction Date.

                           (3) If any event occurs that prevents signal
transmission by any Station in the normal and usual manner and the Company cannot restore the normal and usual transmission before the date on which the Closing would otherwise occur pursuant to this Section 8.1(a) and such event constitutes a Material Adverse Effect, and this Agreement has not been terminated under Section 9, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1) to allow Sellers to restore the normal and usual transmission by such Station. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Sellers and Buyer.

                           (4) If there is in effect on the date on which the
Closing would otherwise occur pursuant to this Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing on that date, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1), to be agreed upon by Buyer and Sellers, when such judgment, decree, or order no longer prevents or makes unlawful the Closing. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Sellers and Buyer.

                  (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Sellers.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers and Civic shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Stock. Certificates representing all of the Stock, which shall be either duly endorsed or accompanied by stock powers duly executed in favor of Buyer;

                  (b) Seller Certificates. A certificate, dated as of the Closing Date, executed on behalf of each Seller, certifying: (1) that the representations and warranties of Sellers and the Company contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Sellers and the Company have in all material respects performed and complied with all of their obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

                  (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the secretary of Civic and each of the Preferred Stockholders certifying that the resolutions, as attached to such certificate, were duly adopted by Civic's or such Preferred Stockholder's Board of Directors (or similar governing body of such Person, as appropriate) and stockholders (if required), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect or, in the case of the Preferred Stockholders, a certification that no such resolutions are required; with the certificate executed by Civic's secretary providing, as attachments thereto, (i) the Articles or Certificate of Incorporation certified by an appropriate state official of Civic, TV-3, Inc., and LicenseCo, (ii) a Certificate of Good Standing certified by an appropriate state official for each such corporation,
(iii) in the case of TV-3, Inc., a Certificate of Qualification as a foreign corporation certified by appropriate state official of Texas, all certified by such state officials as of a date not more than fifteen (15) days before the Closing Date and by Civic's secretary as of the Closing Date, and (iv) a copy of the Bylaws of Civic, TV-3, Inc., and LicenseCo, as in effect on the date thereof, certified by Civic's secretary as of the Closing Date;

                  (d) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                  (e) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property, which interests are designated by Buyer on Schedule 3.7 to indicate that they are material for such purpose;

                  (f) Resignations. Any written resignations, effective on the Closing Date, of officers and directors of the Company that Buyer shall have requested in writing at least five (5) business days prior to the Closing;

                  (g) Corporate, Financial and Tax Records. All corporate records (including minute books and stock books and registers); and financial and tax records of the Company held by the Company or Sellers;

                  (h) Licenses, Contracts, Business Records, Etc. Originals or, if not available, copies of all Licenses, including any modifications and amendments thereto, and all applications, reports, technical information and engineering studies relating to the Stations and all files required to be maintained by the FCC, all Contracts, and other operational data or other information maintained by the Company in the ordinary course, all blueprints, schematics, working drawings, plans, projections, statistics, engineering records relating to the Stations, and all other business files and records in the possession of the Company or the Sellers or any of their respective Affiliates relating to the Stations;

                  (i) Consulting Agreement. The Consulting Agreement, duly executed by Donald J. Manzer and Civic;

                  (j) Indemnity Agreement. The Indemnity Agreement, duly executed by CS Agent (as agent for and on behalf of the Common Stockholders), PS Agent (as agent for and on behalf of the Preferred Stockholders), and the Escrow Agent;

                  (k) Tower Litigation Agreement. If required by Section 6.12, the Tower Litigation Agreement duly executed by CS Agent (as agent for and on behalf of the Common Stockholders) and PS Agent (as agent for and on behalf of the Preferred Stockholders) regarding the post-closing handling of the Lawsuit;

                  (l) Noncompetition Agreement. The Noncompetition Agreement, duly executed by each of Frank E. Melton, Donald J. Manzer, Van Greer, Dan Modisett, Francine S. Thomas, Brad Streit, Shelly Martin, and Errol R. Kapellusch;

                  (m) Trust Agreement. The Trust Agreement, duly executed by Civic;

                  (n) D&O Releases. The D&O Releases, duly executed by the persons serving as the Company's directors and officers on the date hereof and, if different, on the Closing Date.

                  (o) Opinions of Sellers' Counsel. Opinions of the Company's special and communications counsels, the Common Stockholders' and the Preferred Stockholders' counsels and the Henry Estate's counsel dated as of the Closing Date, substantially in the forms included in Exhibit G.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and its counsel:

                  (a) Closing Payment. The payments described in Section 2.2(a);

                  (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

                  (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, Buyer's Articles of Incorporation and a Certificate of Good Standing certified by an appropriate South Carolina state official, and a Certificate of Qualification as a foreign corporation certified by an appropriate state official of Mississippi and Texas, all certified by such state officials as of a date not more than fifteen (15) days before the Closing Date and by Buyer's secretary as of the Closing Date;

                  (d) Indemnity Agreement. The Indemnity Agreement, duly executed by Buyer and the Escrow Agent;

                  (e) Tower Litigation Agreement. If required by Section 6.12, the Tower Litigation Agreement duly executed by Buyer regarding the post-closing handling of the Lawsuit

                  (f) Buyer Stock Options. The Buyer Stock Options, duly executed by Buyer;

                  (g) Deposit in the Trust . The deposit, as described in
Section 6.17(c), in the Trust established under the Trust Agreement; and

                  (h) Opinion of Buyer's General Counsel. An opinion of Buyer's general counsel dated as of the Closing Date, substantially in the form of Exhibit H.

                             SECTION 9: TERMINATION

         9.1 Termination by Sellers. This Agreement may be terminated by Sellers and the purchase and sale of the Stock abandoned, after thirty (30) days' (the "SELLERS' TERMINATION NOTICE PERIOD") prior written notice by Sellers to Buyer, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement shall not have been satisfied, or waived by Sellers, and such satisfaction does not occur within the Sellers' Termination Notice Period, unless the failure of the condition precedent to be satisfied is the result of a breach of this Agreement by Sellers.

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing and such judgment, decree or order shall not have been vacated, released or enjoined within the Sellers' Termination Notice Period, unless such judgment, decree or order is the result of facts or circumstances relating primarily to Sellers or the Company, or arising primarily as a result of Sellers' or the Company's actions or omissions.

                  (c) Upset Date. Unless the failure of the Closing to occur is the result of a breach of this Agreement by Sellers, if the Closing shall not have occurred on or prior to December 31, 2000, which date shall be extended to September 30, 2001, if as of such earlier date the FCC Consent shall not have been obtained and become a Final Order.

                  (d) Breach of Agreement. If Buyer shall be in material breach of its representations, warranties, covenants or obligations set forth in this Agreement, and such breach shall not be cured prior to the later to occur of (i) the date that would otherwise be the Closing Date, or (ii) the expiration of the Sellers' Termination Notice Period.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stock abandoned, after thirty (30) days' (the "BUYER'S TERMINATION NOTICE PERIOD") prior written notice by Buyer to Sellers, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement shall not have been satisfied, or waived by Buyer, and such satisfaction does not occur within Buyer's Termination Notice Period, unless the failure of the condition precedent to be satisfied is the result of a breach of this Agreement by Buyer.

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing and such judgment, decree or order shall not have been vacated, released or enjoined within the Buyer's Termination Notice Period, unless such judgment, decree or order is the result of facts or circumstances relating primarily to Buyer, or arising primarily as a result of Buyer's actions or omissions.

                  (c) Upset Date. Unless the failure of the Closing to occur is the result of a breach of this Agreement by Buyer, if the Closing shall not have occurred on or prior to December 31, 2000, which date shall be extended to September 30, 2001, if as of such earlier date the FCC Consent shall not have been obtained and become a Final Order.

                  (d) Interruption of Service. If any event occurs that (i) takes any of the Stations off-the-air for a period of five (5) days or more or
(ii) prevents a signal transmission by any of the Stations in the normal and usual manner for a period of five (5) or more days after the date of this Agreement, and, in the cases of clauses (i) and (ii) above, such event constitutes a Material Adverse Effect.

                  (e) Breach of Agreement. If any Seller or the Company shall be in material breach of its representations, warranties, covenants or obligations set forth in this Agreement, and such breach shall not be cured prior to the later to occur of (i) the date that would otherwise be the Closing Date, or (ii) the expiration of the Buyer's Termination Notice Period.

         9.3 Rights and Obligations on Termination. Upon termination: (i) if none of the parties hereto is in material breach of any provision of this Agreement, the parties hereto shall not have any further obligations or liability to each other except as provided in this Section 9.3 and Section 9.4 hereof; (ii) if any Seller or the Company shall be in material breach of any provision of this Agreement, Buyer shall have all rights and remedies available at law or equity, including the right of specific performance set forth in
Section 9.5 hereof, provided, however, that neither Seller nor the Company shall be liable to Buyer for monetary damages in the absence of a bad faith or willful breach of this Agreement (with this limitation having no effect upon Buyer's right of specific performance); or (iii) if Buyer shall be in material breach of its representations, warranties, covenants or obligations set forth in this Agreement, Sellers shall be entitled to receive the Escrow Amount as liquidated damages pursuant to Section 9.3(d) hereof.

                  (a) Surviving Rights and Obligations. The rights and obligations of the parties described in Sections 6.4, 9.3 through 9.6, and 11.1 (and all other provisions of this Agreement relating to expenses) will survive any termination.

                  (b) Withdrawal of Applications. All filings, applications and other submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

                  (c) Return of Escrow Amount. If this Agreement is terminated other than pursuant to the terms of Section 9.1(d), then and in such event the Escrow Amount shall be returned to Buyer and if Sellers shall be in breach of any of their obligations, representations, warranties or covenants under this Agreement, Buyer shall have the right to pursue all legal or equitable remedies for breach of contract or otherwise, including the remedy of specific performance as provided in Section 9.5.

                  (d) Payment of Escrow Amount. If this Agreement is terminated by Sellers pursuant to the terms of Section 9.1(d) (i.e., because of a material breach by Buyer of its representations, warranties, covenants or obligations set forth in this Agreement), then and in that event, Civic shall have the right to receive the Escrow Amount on behalf of the Sellers. The parties agree that the amount of the actual damages suffered by Sellers as a result of a breach by Buyer are likely to be difficult or impractical to ascertain and, therefore, the payment of the Escrow Amount to Civic on behalf of the Sellers (i) is a fair and reasonable amount to reimburse Sellers and the Company for damages sustained due to Buyer's failure to consummate this Agreement and (ii) does not constitute a penalty.

         9.4 Escrow Deposit. Concurrent with the execution hereof, pursuant to the terms of the Escrow Agreement, Buyer has delivered the Escrow Deposit to the Escrow Agent to be held by the Escrow Agent to secure Buyer's performance and fulfillment of its obligations under this Agreement. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                  (a) Upon and subject to the occurrence of the Closing, the Escrow Amount shall thereafter comprise a portion of the Indemnity Fund, to be held thereafter by the Escrow Agent in accordance with the Indemnity Agreement.

                  (b) In the event of a termination of this Agreement, the Escrow Amount shall be paid in accordance with Section 9.3 hereof.

         9.5 Specific Performance. The parties recognize that if any Seller or the Company refuses to perform under the provisions of this Agreement or otherwise breaches this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers and the Company shall waive the defense that there is an adequate remedy at law.

         9.6 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

            SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                       INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Survival. All representations and warranties of Buyer, Sellers and the Company herein shall be deemed continuing representations and warranties, and shall survive the Closing, subject to the terms of this Section 10. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Sellers. Regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, but subject to the limitations in this Section 10, following Closing Sellers shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                  (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers or the Company contained herein or in any certificate, document, or instrument delivered to Buyer hereunder; provided, however, that for purposes of indemnity claims under this subsection (a), any qualifications of materiality or Material Adverse Effect that may be expressed in any representation or warranty by any Seller or the Company shall be disregarded and given no effect;

                  (b) any and all losses, liabilities, or damages resulting from the assertion of any claim or legal action against the Company based upon, arising out of or relating to events occurring on or prior to the Closing Date, except as described in clause (iv) of Section 3.19; and

                  (c) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, but subject to the limitations in this Section 10, following Closing Buyer shall indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

                  (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Sellers hereunder; provided, however, that for purposes of indemnity claims under this subsection (a), any qualifications of materiality or knowledge which may be expressed in any representation or warranty by Buyer shall be disregarded and given no effect; and

                  (b) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from which indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim and the amount of the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit, or proceeding was given to Claimant.

                  (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty(30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof and the terms of, and procedures set forth in, the Indemnity Agreement. If the Claimant and the Indemnifying Party do not agree within such thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity, as applicable.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party, subject to its acknowledgement of its indemnity obligations hereunder, shall have the right at its own expense, to participate in or assume control of the defense of such claim. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Claimant will not enter into any settlement of such claim which could result in indemnification liability to the Indemnifying Party unless the Claimant gives the Indemnifying Party ten (10) days' prior written notice of such settlement. If the Indemnifying Party does not thereupon elect to assume the defense of such claim (with a written acknowledgment of its indemnity obligations hereunder) within such ten (10) business days after such notice is given, then the Claimant may enter into such settlement and such settlement shall be binding upon Buyer or Sellers, as the case may be, for purposes of determining whether any indemnification payment is required pursuant to this Section 10. If the Indemnifying Party does elect to assume control of the defense of any third-party claim, the Indemnifying Party may not enter any settlement of such claim unless the Indemnifying Party gives the Claimant prior written notice of the terms of such settlement, provided that without the Claimant's prior written consent, the Indemnifying Party shall not enter any settlement which imposes or could reasonably be expected to impose on the Claimant any current or future liabilities or obligations for which it shall not be indemnified by Indemnifying Party.

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (e) The indemnification rights provided in Section 10.2 and
Section 10.3 shall extend to the members, partners, stockholders, officers, directors, employees, representatives, and affiliated entities of any Claimant although, for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Sellers, as the case may be as Indemnifying Parties, shall have any obligation to indemnify or otherwise be liable to Sellers or Buyer, as the case may be as Claimant:

                  (a) except regarding claims described in subsection (b) below and Section 10.7 below (with respect to Sections 3.1, 3.3, 3.4(b) and 3.5(b)), with respect to any claim by Buyer that the Sellers or the Company, or by Sellers that Buyer, shall have breached its representations or warranties contained in this Agreement , or has failed to comply with its covenants contained herein which are to be performed at or prior to Closing:

                           (1) unless notice of such claim is given prior to the
second anniversary of the Closing Date;

                           (2) unless and until the aggregate amount for which
Buyer or Sellers, as the case may be as Indemnifying Parties, would otherwise (but for this provision) have been liable for on account of such claim and other claims for which Sellers or Buyer, as the case may be as Claimant, shall not have been indemnified, shall exceed One Hundred Thousand Dollars ($100,000.00) and then only for such excess, provided, however, that such threshold shall not apply with respect to claims among the parties with respect to amounts owed under Sections 2.4, 6.8 or 11.1, or with respect to the Lawsuit; and

                           (3) with respect to any and all claims by Buyer as
Claimant, only to the extent of the balance of the Indemnity Fund (including any amounts being added thereto pursuant to Section 10.7(b)).

                  (b) with respect to any claim by Buyer as the Claimant that any Seller as an Indemnifying Party shall have breached its representations or warranties in Sections 3.1, 3.3, 3.4(b) and 3.5(b), notice of such claim is given to such Seller prior to the expiration of the applicable statute of limitations.

         10.6 Recourse to Indemnity Fund . With respect to any liability incurred by any Seller or Sellers to Buyer under this Section 10, Buyer's sole recourse (except as provided in the immediately following proviso) shall be to the Indemnity Fund (including any amounts being added thereto pursuant to Section 10.7(b)); provided, however, that in addition to the foregoing and with personal liability separate from the Indemnity Fund, (i) each Preferred Stockholder shall be liable to Buyer under this Section 10 in connection with any breach by such Preferred Stockholder (but not by other Preferred Stockholders) of its representations and warranties contained in Section 3.1, and (ii) each Seller shall be liable to Buyer under this Section 10 in connection with any breach by such Seller (but not by other Sellers) of its representations and warranties contained in Sections 3.3, 3.4(b) and 3.5(b), but in no event shall any Seller be liable to Buyer under this Section 10 for more than such Seller's pro rata share of the Purchase Price (plus, if applicable, any amounts received by such Seller pursuant to Section 6.15 and with respect to the Civic Stock Options).

         10.7 Indemnity Agreement. At the Closing, Buyer, CS Agent (as agent for and on behalf of Sellers), PS Agent (as agent for and on behalf of the Preferred Stockholders), and the Escrow Agent shall execute the Indemnity Agreement, in accordance with which the Escrow Amount shall become a portion of the Indemnity Fund as of Closing, with the amount by which the Indemnity Fund as of Closing exceeds the Escrow Amount being deposited with the Escrow Agent by Buyer at the Closing by federal wire transfer of same-day funds. The Indemnity Fund shall thereafter be held by the Escrow Agent in order to provide a fund for, and (subject to the following proviso) the exclusive source for, the payment of any indemnity claims to which Buyer is entitled under this Section 10; provided, however, that the Indemnity Fund shall not be the exclusive source for the payment of any such indemnity under this Section 10 arising in connection with the breach by any Seller of its representations and warranties contained in Sections 3.1, 3.3, 3.4(b) and 3.5(b). The Indemnity Fund will be administered in accordance with the provisions of Section 10 and the Indemnity Agreement. The following provisions shall govern the Indemnity Fund:

                  (a) If any claim for indemnification by Buyer pursuant to this
Section 10 is resolved in favor of Buyer in accordance with the procedures in
Section 10.4, Buyer shall be entitled to receive from the Indemnity Fund the lesser of the amount of its claim or the remaining amount of the Indemnity Fund (including any amounts being added thereto pursuant to Section 10.7(b)), and Buyer, the CS Agent, and the PS Agent will jointly instruct the Escrow Agent to disburse such amount to Buyer, as applicable. Amounts disbursed to Buyer by the Escrow Agent shall be disbursed: (i) with respect to any breach by any Seller of its representations and warranties contained in Sections 3.1, 3.3, 3.4(b) and 3.5(b), solely from and as a reduction to such Seller's share of the Indemnity Fund, and (ii) with respect to any other claims for indemnification by Buyer pursuant to this Section 10, from and as a pro-rata reduction to all of the Sellers' shares of the Indemnity Fund based upon the percentages set forth on
Schedule 10.7. In the event that with reference to clause (ii) above, any such disbursement shall occur prior to the date on which the additional contributions to the Indemnity Fund provided for in the second sentence of subsection (b) below shall have occurred, each share of such disbursement that would have come from an additional contribution yet to be made to the Indemnity Fund shall not be disbursed to Buyer at such time but, instead, shall be disbursed to Buyer from such additional contribution when it is made to the Indemnity Fund, with Buyer, the CS Agent, and the PS Agent jointly instructing the Escrow Agent to disburse such share to Buyer.

                  (b) Schedule 10.7 sets forth (i) each Seller's share of the Indemnity Fund as of Closing, (ii) the additional amount to be contributed to the Indemnity Fund by the Company or the Trust with respect to each Option Holder upon the Put or the Call of the Civic Stock Options, totaling, for all the Option Holders, One Million Six Hundred Nineteen Thousand Two Hundred Seven Dollars ($1,619,207), and (iii) each Seller's percentage and dollar share of the Indemnity Fund when fully funded. Upon the consummation of the Put or Call with respect to each Option Holder, the Company or the Trust, whichever is the party effecting payment with respect to such event, shall (A) deduct from the amount of the payment to be made to such Option Holder, the amount of his contribution to the Indemnity Fund set forth on
Schedule 10.7 thereto, and (B) make such contribution to the Indemnity Fund contemporaneously with the distribution of the balance to such Option Holder.

                  (c) On the first business day after the last to occur of (i) the date upon which the Purchase Price is finally determined pursuant to Section 2.3, (ii) the date ten (10) business days following the completion of the Audit, and (iii) the date ten (10) business days following the filing of the Company's Tax Returns in accordance with Section 6.8, Buyer, the CS Agent, and the PS Agent will jointly instruct the Escrow Agent to disburse to Sellers the amount by which the Indemnity Fund shall then exceed the sum of Five Million Dollars ($5,000,000) plus the amount reasonably determined by Buyer to be necessary to satisfy all pending indemnity claims, if any, made by Buyer pursuant to this
Section 10.

                  (d) On the first business day after the date that is eighteen
(18) months after the Closing Date: Buyer, the CS Agent, and the PS Agent will jointly instruct the Escrow Agent to disburse to Sellers the amount by which the Indemnity Fund shall then exceed the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) plus the amount reasonably determined by Buyer to be necessary to satisfy all pending indemnity claims, if any, made by Buyer pursuant to this Section 10.

                  (e) On the first business day after the date that is twenty-four (24) months after the Closing Date, Buyer, the CS Agent, and the PS Agent will jointly instruct the Escrow Agent to disburse to Sellers the amount by which the Indemnity Fund shall then exceed the amount reasonably determined by Buyer to be necessary to satisfy all pending indemnity claims, if any, made by Buyer pursuant to this Section 10.

                  (f) From time to time after the first business day on or after the date that is twenty-four (24) months after the Closing Date, after any indemnity claim by Buyer pursuant to this Section 10 shall be resolved for which a portion of the Indemnity Fund shall have been reserved, Sellers shall be entitled to receive from the Indemnity Fund the amount, if any, by which the amount of the Indemnity Fund reserved for such indemnity claim shall have exceeded the amount to which Buyer shall have been entitled to receive upon the resolution of such claim, and Buyer, the CS Agent, and the PS Agent will jointly instruct the Escrow Agent to disburse such excess to Sellers.

                  (g) Regarding amounts disbursed to Sellers under subsections
(c) through (f) above, except as set forth in the following sentence, any amount disbursed to Sellers by the Escrow Agent shall comprise a pro-rata reduction to all of the Sellers' shares of the Indemnity Fund based upon the percentages set forth on Schedule 10.7. However, with each such disbursed amount being considered to be comprised of thirteen separate disbursements (assuming the Henry Estate is a Seller), no disbursement to any Seller shall be made that reduces such Seller's then current share of the Indemnity Fund below the higher of (i) the sum of the amounts reserved against such share with respect to (A) claims for breach by such Seller of its representations and warranties contained in Sections 3.1, 3.3, 3.4(b) and 3.5(b), and (B) other claims for indemnification by Buyer pursuant to this Section 10, reserved on a pro-rata basis among all of the Sellers based upon the percentages set forth on Schedule 10.7, or (ii) zero ($0.00).

         10.8 Reduction of Certain Benefits. Any insurance or other recovery, payment or credit received by the Claimant from any third party that was not taken into account in computing the amount of any payment hereunder shall promptly be paid over to the Claimant up to the amount of the indemnity payment made by the Indemnifying Party with respect thereto.

         10.9 Subrogation Rights; Right of Set-Off. In the event that Claimant has a claim for indemnification hereunder, the Indemnifying Party shall, upon payment of such claim in full, be subrogated to all rights of the Claimant with respect to the Loss to which such claim relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Section 10 in connection with such loss. Notwithstanding the terms of Section 10.7, Buyer and Sellers, as an Indemnifying Party, as the case may be, shall each, as "payor," have the right to set-off against amounts owed by such "payor" to the other party(ies) as Claimant, any amounts owed by such other party(ies) as the Indemnifying Party to such "payor" as Claimant.

         10.10 Exclusive Remedy. Notwithstanding any other provision of this Agreement, the sole and exclusive remedy for all losses, liabilities, damages or expenses described in Section 10.2 and 10.3 (including with respect to the breach of any representation or warranty) and for any other and other claims arising out of the provisions of this Agreement shall be limited to the exercise and enforcement of the indemnity rights provided in this Section 10.

                           SECTION 11: MISCELLANEOUS

         11.1 Fees and Expenses. Sellers shall pay any filing fees, transfer taxes, document stamps, or other charges levied by any Governmental Authority on account of the transfer of the Stock from Sellers to Buyer. Buyer and Sellers shall each pay one-half of (i) any fees charged by the FCC in connection with obtaining the FCC Consent, (ii) the costs and expenses of the tax, lien and judgment searches provided for in Section 7.1, (iii) the costs and expenses of the title reports, surveys and environmental surveys provided for in Section 7.1, and (iv) all filing fees required in connection with any filings required under the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party. Notwithstanding the foregoing, if this Agreement is terminated by Sellers pursuant to Section 9.1 for any reason outside of the control of Sellers or the Company, Buyer shall reimburse Civic and Sellers within ten (10) days of such termination for all fees and expenses described in this section incurred by them as of the date of termination.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 11.2:

If to Buyer:                            Cosmos Broadcasting Corporation
                                           Attn:   Martha G. Williams, Esq.
                                                   Vice President and General
                                                   Counsel
                                        2000 Wade Hampton Blvd.
                                        Greenville, SC 29615
                                        Telecopy:   864-609-3176
                                        Telephone: 864-609-8300

         with copy (which shall not     John H. Pomeroy, Esq.
         constitute notice) to:         Dow, Lohnes & Albertson, PLLC
                                        1200 New Hampshire Avenue, NW
                                        Washington, D.C.  20036
                                        Telecopy:   202-776-2222
                                        Telephone: 202-776-2539

If to Sellers:

         To CS Agent:                   Frank E. Melton, President
                                        c/o Civic Communications Corporation II
                                        715 S. Jefferson Street
                                        Jackson, Mississippi  39201
                                        Telecopy:   601-948-3333
                                        Telephone: 601-960-4491

         with a copy (which shall not   James A. Skochdopole, Esq.
         constitute notice) to:         Bell, Nunnally & Martin LLP
                                        1400 One McKinney Plaza
                                        3232 McKinney Avenue
                                        Dallas, Texas  75204-2429
                                        Telecopy:   214-740-1499
                                        Telephone: 214-740-1400

         To PS Agent:                   Alta Communications VI, L.P.
                                        Attn:  Mr. David E. Retik
                                        One Post Office Square, Suite 3800
                                        Boston, MA 02109
                                        Telecopy:   617-262-9779
                                        Telephone: 617-482-8020
         with a copy (which shall not   John J. Egan III, Esq.
         constitute notice) to:         McDermott, Will & Emery
                                        28 State Street, 34th Floor
                                        Boston, Massachusetts  02109
                                        Telecopy:   617-535-3800
                                        Telephone: 617-535-4000

If to the Company:                      Civic Communications Company II
                                           Attn: Frank E. Melton, President
                                        715 S. Jefferson Street
                                        Jackson, Mississippi  39201
                                        Telecopy:   601-948-3333
                                        Telephone: 601-960-4491

         with a copy (which shall not   James A. Skochdopole, Esq.
         constitute notice) to:         Bell, Nunnally & Martin LLP
                                        1400 One McKinney Plaza
                                        3232 McKinney Avenue
                                        Dallas, Texas  75204-2429
                                        Telecopy:   214-740-1499
                                        Telephone: 214-740-1400


or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto, except that Buyer may assign its rights under this Agreement without the consent of Sellers or Civic to any of its Affiliates so long as Buyer shall remain fully liable for the performance of its and its assignee's obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.4 Further Assurances. The parties shall take any reasonable actions and execute any other reasonable documents that may be necessary or desirable to the implementation and consummation of this Agreement.

         11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.7 Entire Agreement. This Agreement, all schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto, collectively with the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement. All schedules attached to this Agreement shall be deemed part of this Agreement and are incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations, letters of intent or other writings between the parties and their respective representatives with respect to the subject matter hereof and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement or an Agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.8 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

         11.9 Severability. If any provision hereof or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         11.10 Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument. Facsimile signatures shall be effective for all purposes.

         11.11 Schedules. The disclosure of an item in a Schedule to this Agreement shall be deemed to be a disclosure of such item on any other applicable Schedule so long as such item is disclosed in sufficient detail to allow a reasonable determination that such item should be included on such other Schedule.

                        [END OF PAGE. SIGNATURES FOLLOW.]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


BUYER:                                     CIVIC:

COSMOS BROADCASTING                        CIVIC COMMUNICATIONS
CORPORATION                                CORPORATION II

By:                                        By:
   -------------------------                  ----------------------------------
      Name:                                      Name:
      Title:                                     Title:

SELLERS:

CHARLES YOUNG                              ESTATE OF REBECCA HENRY


                                           By:
----------------------------                  ----------------------------------
                                                 Aaron McClinton, Administrator

FRANK E. MELTON                            DONALD J. MANZER


----------------------------               -------------------------------------


DAN MODISETT                               FRANCINE S. THOMAS


----------------------------               -------------------------------------


BRAD STREIT                                SHELLEY MARTIN


----------------------------               -------------------------------------


ERROL R. KAPELLUSCH


----------------------------

ALTA-COMM S BY S, LLC                      BANCBOSTON VENTURES INC.


By:                                        By:
   -------------------------                  ----------------------------------
      Name:                                      Name:
      Title:                                     Title:

ALTA COMMUNICATIONS VI, L.P.               ALTA SUBORDINATED DEBT
                                              PARTNERS  III, L.P.

         By:                               By:
            ---------------------             ----------------------------------
         Its: General Partner              Its: General Partner


         By:                               By:
            ---------------------             ----------------------------------
               Name:                             Name:
               Title:                            Title:

                                LIST OF SCHEDULES

        Schedule 1                -        Stockholders of Civic

        Schedule 1.1              -        Permitted Encumbrances

        Schedule 3.2              -        Foreign Qualification

        Schedule 3.4              -        Stock

        Schedule 3.5              -        Consents

        Schedule 3.6              -        Licenses

        Schedule 3.7              -        Real Property

        Schedule 3.8              -        Personal Property

        Schedule 3.9              -        Contracts

        Schedule 3.10             -        Intangibles

        Schedule 3.11             -        Title to Properties

        Schedule 3.13             -        Undisclosed Liabilities

        Schedule 3.14             -        Accounts Receivable

        Schedule 3.15             -        Taxes

        Schedule 3.16             -        Insurance

        Schedule 3.18             -        Personnel

        Schedule 3.19             -        Claims and Legal Actions

        Schedule 3.20             -        Environmental Matters

        Schedule 3.24             -        Conduct of Business

        Schedule 3.25             -        Transactions With Affiliates

        Schedule 10.7             -        Sellers' Shares of Indemnity Fund



                                LIST OF EXHIBITS

        Exhibit A                 --       Consulting Agreement

        Exhibit B                 --       Indemnity Agreement

        Exhibit C                 --       Noncompetition Agreement

        Exhibit D                 --       Amendments to the Civic Stock Options

        Exhibit E                 --       Trust Agreement

        Exhibit F                 --       D&O Release

        Exhibit G                 --       Opinions of Sellers' Counsels

        Exhibit H                 --       Opinion of Buyer's General Counsel